As filed with the Securities and Exchange Commission September 10, 2003
                                                           File No. ____________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               BUYERS UNITED, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                       7389                    87-0528557
(State or Other Jurisdiction of (Primary Standard Industrial (IRS Employer Incorporation or Organization) Classification Code Number) Identification No.)


                 14870 Pony Express Road, Bluffdale, Utah 84065
                                 (801) 320-3300
        (Address and telephone number of registrant's principal offices)

                                   Paul Jarman
                 14870 Pony Express Road, Bluffdale, Utah 84065
                                 (801) 320-3300
            (Name, address and telephone number of agent for service)

                                   Copies to:

                              Mark E. Lehman, Esq.
                         Cohne, Rappaport & Segal, P.C.
             525 East 100 South, 5th Floor, Salt Lake City, UT 84102
                                 (801) 532-2666
                               (801) 355-1813 fax

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

The securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
 Title of Each Class   Amount to be    Proposed    Proposed Maximum   Amount of
 Of Securities to be    Registered     Offering        Aggregate    Registration
     Registered                          Price      Offering Price       Fee
                                       Per Share
--------------------------------------------------------------------------------
    Common Stock        4,576,231       $2.425        $11,097,360        $898
  $0.0001 par value       shares
       (1)(2)
--------------------------------------------------------------------------------
    Common Stock         672,700         $2.50        $1,681,750         $137
  $0.0001 par value       shares
       (1)(2)
--------------------------------------------------------------------------------
    Common Stock         682,163        $2.425        $1,654,245         $134
  $0.0001 par value       shares
       (1)(3)
--------------------------------------------------------------------------------
    Common Stock        1,506,989     $2.45-$5.39     $4,658,103         $377
  $0.0001 par value       shares
       (1)(3)
--------------------------------------------------------------------------------
    Common Stock         581,250        $2.425        $1,409,531         $115
  $0.0001 par value       shares
       (1)(4)
--------------------------------------------------------------------------------
    Common Stock         710,000         $2.50        $1,775,000         $144
  $0.0001 par value       shares
       (1)(4)
--------------------------------------------------------------------------------
    Common Stock          50,000        $2.425         $121,250           $10
$0.0001 par value (5)     shares
================================================================================
                                         Total        $22,397,239       $1,815
--------------------------------------------------------------------------------

(1) These shares are registered on behalf of the selling security holders who hold outstanding warrants and options to purchase common stock of the Registrant and convertible notes that are convertible to common stock of the Registrant. The amount registered also includes such additional shares as may be issued as a result of the anti-dilution provisions of the warrants, options, and convertible notes in accordance with Rule 416 under the Securities Act of 1933.

(2) These shares are registered on behalf of the selling security holders who hold outstanding warrants to purchase common stock; 4,576,231 shares have an exercise price less than $2.425 per share (the average bid and asked price on September 5, 2003), and 672,700 shares have an exercise price of $2.50. The offering price and gross offering proceeds are estimated solely for the purpose of calculating the registration fee in accordance with paragraphs (c) and (g)(3) of Rule 457 under the Securities Act of 1933.

(3) These shares are registered on behalf of the selling security holders who hold outstanding options to purchase common stock; 682,163 shares have an exercise price less than $2.425 per share and 1,506,989 shares have an exercise greater than $2.425. The offering price and gross offering proceeds are estimated solely for the purpose of calculating the registration fee in accordance with paragraphs (c) and (g)(3) of Rule 457 under the Securities Act of 1933.

(4) These shares are registered on behalf of the selling security holders who hold notes convertible to common stock; 581,250 shares have a conversion rates less than $2.425 per share and 710,000 shares have a conversion price of $2.50. The offering price and gross offering proceeds are estimated solely for the purpose of calculating the registration fee in accordance with paragraphs (c) and (g)(3) of Rule 457 under the Securities Act of 1933.

(5) These shares are registered on behalf of a selling security holder who holds the common stock directly. The offering price and gross offering proceeds are estimated solely for the purpose of calculating the registration fee in accordance with paragraph (c) of Rule 457 under the Securities Act of 1933.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion September 10, 2003

Reoffer Prospectus

                               BUYERS UNITED, INC.
                                  COMMON STOCK

     This prospectus covers 8,779,333 shares of the common stock of Buyers United, Inc., that may be sold from time to time by the persons listed under the caption "Selling Security Holders," beginning on page 37. The selling security holders own

  o  Warrants to purchase 109,375 shares at a price of $1.25 per share
  o  Warrants to purchase 4,466,856 shares at a price of $2.00 per share
  o  Warrants to purchase 672,700 shares at a price of $2.50 per share
  o Options to purchase 2,189,152 shares at prices ranging from $2.00 to $5.392 per share
  o Convertible notes in the amount of $1,162,500 convertible at $2.00 per share
  o Convertible notes in the amount of $1,775,000 convertible at $2.50 per share
  o  50,000 shares of common stock

     Buyers United will receive the proceeds from exercise of the warrants and options and will benefit from extinguishment of the debt represented by the convertible notes, but will not receive any proceeds or benefit from the resale of the shares by the selling security holders.

     Quotations for our common stock are reported on the OTC Bulletin Board under the symbol "BYRS." On ______________, 2003, the closing bid price for our common stock was $_____ per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR INFORMATION YOU SHOULD CONSIDER BEFORE YOU PURCHASE SHARES.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is _______________, 2003.

                               PROSPECTUS SUMMARY

Our company

     Buyers United, Inc., is a Delaware corporation that has been engaged for the past seven years in the business of selling telecommunication services and now services approximately 150,000 small businesses and residential consumers across America. Buyers United was originally formed as a Utah corporation in 1995 and changed its corporate domicile to Delaware in March 1999.

     Buyers United's offices are located at 14870 Pony Express Road, Bluffdale, Utah 84065. The telephone number is (801) 320-3300.

The offering

Maximum shares that may be offered by selling security holders         8,779,333

Common stock outstanding assuming all warrants, options, and convertible notes covering shares that may be offered by selling
  security holders are exercised and converted (1)                    15,283,929

Proceeds to Buyers United assuming all warrants, options and convertible notes covering shares that may be offered by selling
  security holders are exercised and converted                       $16,780,021

Extinguishment of debt assuming all convertible notes covering shares that may be offered by selling security holders are
  converted                                                           $2,937,500

Use of proceeds from warrant and option exercise                Proceeds will be
                                                                used to retire
                                                                debt and for
                                                                working capital

OTC Bulletin Board Symbol                                             BYRS
---------------------------

(1) Does not include 8,239,335 shares of common stock reserved for issuance on exercise of other outstanding warrants and options, exercise of additional options that may be granted under our Long Term Stock Incentive Plan or Director Stock Plan, conversion of outstanding convertible preferred stock, and conversion of outstanding notes.

Summary consolidated financial information

     The following summary consolidated financial information is qualified by reference to the financial statements of Buyers United included at the end of this prospectus.

Statements of Operations Data

                                                  Six months
                                                     ended      Years ended December 31,
                                                 June 30, 2003     2002         2001
                                                 ------------- ------------ ------------
     Revenues:
       Telecommunication services                 $31,772,756  $30,110,528  $14,256,990
      Other                                               -         52,922       84,987
                                                   ----------   ----------   ----------
        Total revenues                             31,772,756   30,163,450   14,341,977

     Operating expenses:
       Costs of revenues                           17,256,646   16,295,201    9,348,215
       General and administrative                   7,731,109    7,365,569    6,163,505
       Selling and promotion                        5,022,383    4,646,029    3,319,409
       Termination of lease and write-off of costs        -            -        980,086
                                                   ----------   ----------   ----------
        Income (loss) from operations               1,762,618    1,856,651   (5,469,238)

     Other income (expense):
       Interest income                                  5,401       17,980       15,571
       Interest expense                              (992,095)  (1,544,448)    (997,882)
       Gain on early extinguishment of debt               -            -        383,520
                                                   ----------   ----------   ----------
        Net income (loss)                         $   775,924  $   330,183  $(6,068,029)

     Total preferred stock dividends                 (397,088)    (749,725)    (759,455)
                                                   ----------   ----------   ----------
        Net income (loss) applicable
          to common stockholders                  $   378,836  $  (419,542) $(6,827,484)
                                                   ==========   ==========   ==========
     Net income (loss) per common share           $      0.06  $     (0.07) $     (1.49)
                                                   ==========   ==========   ==========

Balance Sheet Data
                                             As of         As of December 31,
                                         June 30, 2003     2002         2001
                                         ------------- ------------ ------------

     Working capital deficit              $(8,923,159) $(7,276,814) $(3,569,788)
     Total assets                         $20,595,212  $13,144,948  $ 4,331,742
     Long term notes payable              $ 4,522,622  $ 3,887,803  $ 3,615,000
     Stockholders' deficit                $(3,256,507) $(5,463,114) $(6,154,571)

                                  RISK FACTORS

OUR FINANCIAL CONDITION RAISES DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     Through the end of 2001, Buyers United recognized recurring losses from operations. Although we achieved net income of $775,924 for the six-month period ended June 30, 2003 and $330,183 for the year ended December 31, 2002, at June 30, 2003 we also had a working capital deficit of approximately $8.9 million and an accumulated deficit of approximately $25.7 million. Our ability to manage and overcome these deficits is dependent on whether we can continue to generate net income and positive cash flow from operating activities, which are relatively new developments for us. As stated in the independent auditor's report on our financial statements for the year ended December 31, 2002, these factors raise substantial doubt about our ability to continue as a going concern.

OUR REVENUES AND OPERATING RESULTS MAY BE NEGATIVELY IMPACTED BY THE PRICING DECISIONS OF OUR COMPETITORS AND OUR PROVIDERS.

     Our revenues from period to period depend on the pricing for long distance service we can obtain from the wholesale providers of these services. We also must price our services at levels that are competitive in the marketplace. This industry has a history of downward pressure on long distance service rates as a result of competition among providers. To acquire and retain customers we offer these services at prices that are perceived as competitive in conjunction with the other benefits we provide. Consequently, falling prices will likely result in lowering our rates to customers, which will reduce revenues. On the other hand, higher prices charged by our providers will cut into gross profit margins unless we raise prices to our customers, which may be difficult for us to do if our competitors are not subject to the same upward pricing pressures or chose not to increase prices notwithstanding such pressure. To make up for potential reductions in either revenues or profits, it would be necessary for us to continue to make significant increases in our customer base from period to period, and there is no assurance that that we will be successful in doing so.

OUR SUBSTANTIAL DEBT ADVERSELY AFFECTS OUR OPERATIONS AND FINANCIAL CONDITION.

     At June 30, 2003 total liabilities were approximately $23.9 million, which includes $1.1 million payable to Touch America based on a percentage of revenues generated by certain customers, $5.3 million of notes payable that are current liabilities, $893,587 of borrowings under our line of credit, and $4.5 million of notes payable that are long-term debt. A substantial amount of our cash flow from operations is used to service our debt rather than to promote and expand our business, which adversely affects results of operations. We have not identified any outside sources of financing that will enable us to retire or restructure our debt obligations, so there is uncertainty about our ability to improve our financial condition in the future. These factors raise substantial doubt about our ability to continue as a going concern.

DISRUPTIONS IN THE OPERATION OF OUR TECHNOLOGY COULD ADVERSELY AFFECT OUR OPERATIONS.

     We are dependent on our computer databases, billing and account computer programs, Internet protocol network, and computer hardware that houses these systems to effectively operate our business and market our services. Our customers and providers may become dissatisfied by any system failures that interrupt our ability to provide our service to them. Substantial or repeated system failures would significantly reduce the attractiveness of our services. Significant disruption in the operation of these systems would adversely affect our business and results of operations.

OUR ENHANCED SERVICES ARE DEPENDENT ON LEASED TELECOMMUNICATIONS LIENS, AND A SIGNIFICANT DISRUPTION OR CHANGE IN THESE SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

     The enhanced services we offer, such as automatic call distribution, fax to email, and real time account management, are provided to customers through a dedicated network of equipment we own connected through leased telecommunications lines with capacity dedicated to us that is based on Internet protocol, which means the communication initiated by the customer is converted to data packs that are transmitted through the dedicated network and managed by our software that resides on our equipment attached to the network. We also move a portion of our voice long distance service over this dedicated network, because it lowers our cost of providing the service from the cost of using traditional transmission methods.

     We lease telecommunication lines and space at co-location facilities for our equipment, which represents the backbone of our dedicated network, from third party suppliers. If any of these suppliers is unable or unwilling to provide or expand their current levels of service to us that enable us to serve our customers, the services we offer would be adversely affected. Although we believe leased telecommunications lines and co-location facilities are available from alternative suppliers, we might not be able to obtain substitute services from other providers at reasonable or comparable prices or in a timely fashion. Any resulting disruptions in the services we offer that are provided over our dedicated network would likely result in customer dissatisfaction and adversely affect our operations. Furthermore, pricing increases by any of the suppliers we rely on for the dedicated network could adversely affect our results of operations if we are unable to pass pricing increases through to our customers.

OUR BUSINESS COULD BE MATERIALLY HARMED IF OUR COMPUTER SYSTEMS WERE DAMAGED.

     Substantially all of our dedicated network systems are located at four locations in Los Angeles, Salt Lake City, Dallas, and New York. Our customer service, billing, and service management systems are located at out offices in Bluffdale and Draper, Utah. Fires, floods, earthquakes, power losses, telecommunications failures, break-ins and similar events could damage these systems. Computer viruses, electronic break-ins, human error, or other similar disruptive problems could also adversely affect our systems. We do not carry business interruption insurance. Accordingly, any significant systems disruption could have a material adverse effect on our business, financial condition, and results of operations.

WE USE THE INTERNET IN VARIOUS ASPECTS OF OUR BUSINESS. THE VIABILITY OF THE INTERNET AS AN INFORMATION MEDIUM AND COMMERCIAL MARKETPLACE WILL DEPEND IN LARGE PART UPON THE STABILITY AND MAINTENANCE OF THE INFRASTRUCTURE FOR PROVIDING INTERNET ACCESS AND CARRYING INTERNET TRAFFIC.

     Historically we have relied on the Internet for customer service and billing. Failure to develop a reliable network system or timely development and acceptance of complementary products, such as high-speed access systems, could materially harm our business. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or due to increased government regulation. If the Internet does not remain a viable conduit for data and transactional traffic or the manner in which it now operates changes significantly, then our business and results of operations could be adversely affected.

A FUNDAMENTAL REQUIREMENT FOR ONLINE COMMUNICATIONS IS THE SECURE TRANSMISSION OF CONFIDENTIAL INFORMATION OVER PUBLIC NETWORKS. OUR FAILURE TO PROTECT THIS CONFIDENTIAL INFORMATION COULD RESULT IN LIABILITY.

     If third parties succeed in penetrating our network security or otherwise misappropriate our customer information, we could be subject to liability. Our liability could include claims for unauthorized purchases with credit card or banking information, impersonation or other similar fraud claims, as well as for other misuses of personal information, including for unauthorized marketing purposes. These claims could result in litigation and adverse publicity, which could have a material adverse effect on our reputation, business, and results of operations.

OUR GROWTH AND RESULTS OF OPERATIONS ARE NOT PREDICTABLE, WHICH MEANS AN INVESTMENT IN US HAS GREATER RISK.

     Buyers United has experienced significant growth over the past year, primarily through internal growth and the purchase of customer accounts. Recent acquisitions of assets and customers have substantially increased our operations. We have no other customer base acquisitions under consideration and cannot predict if or when another such acquisition opportunity may present itself. Consequently, it is not possible to predict with any certainty the growth of our business over the next year, whether internally or through acquisitions. Our ability to continue our growth and profitability will depend on a number of factors, including our ability to maintain and expand our independent agent network, the availability of capital to fund purchases of customers or acquisitions, existing and emerging competition, and our ability to maintain sufficient profit margins despite pricing pressures. Furthermore, the growth and development of our business may be hampered if we are unable to adapt and expand our systems, procedures, and controls to support and manage our growth. All of these factors indicate there could be fluctuations in our results of operations and volatility in our stock price that could expose an investor to greater risk.

OUR INABILITY TO PROMOTE OUR NAME AND SERVICE COULD ADVERSELY AFFECT THE DEVELOPMENT OF OUR BUSINESS.

     Building recognition of our brand name, United Carrier Network, is beneficial to attracting additional customers, obtaining favorable reseller agreements with providers of long distance, and establishing strategic relationships with independent agents and businesses that can facilitate or enhance our service offerings and marketing efforts. Our failure to promote and maintain our brand name successfully may result in slowed growth, loss of customers, loss of market share, and loss of strategic relationships. We cannot assure you that we will be able to promote our brand names as fully as we would like, or that promoting our brand name will enable us to be competitive or improve our results of operations.

OUR DEVELOPMENT OF ENHANCED SERVICES COULD SUBJECT US TO CLAIMS OF PATENT INFRINGEMENT THAT WOULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We offer enhanced services through our dedicated network, such as fax to email. This, and other enhanced services, has been the subject of claims by certain patent holders that providing the enhanced services violates existing patent rights covering the manner and method by which the services are performed. We have not received any notice or claim from any party that any service we offer violates any such rights. Should we receive such a notice, we expect that the patent holder would seek a licensing arrangement in which we would be required to pay a license fee to continue to offer the service, and may seek license payment for past sales of the service using the alleged patented technology. Payment of any such license fees would have an adverse impact on the net revenue generated from sales of the enhanced services.

CONCENTRATION OF OWNERSHIP WILL ADVERSELY AFFECT YOUR ABILITY TO HAVE ANY IMPACT ON THE POLICIES AND MANAGEMENT OF BUYERS UNITED.

     A small group of our stockholders, including our directors, own beneficially more than a majority of our outstanding common stock. As a result of such ownership, these persons will effectively have the ability to control Buyers United, direct its business and affairs, and delay or prevent a change in control.

FUTURE SALES OR THE POTENTIAL FOR SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE AND COULD IMPAIR OUR ABILITY TO RAISE CAPITAL THROUGH SUBSEQUENT EQUITY OFFERINGS.

     We now have 6,554,596 shares of common stock outstanding, of which 3,070,492 shares are now freely tradable, 3,434,104 shares may be sold subject to the volume, timing, and other conditions of Rule 144 adopted under the Securities Act of 1933, and the remaining 50,000 shares is being registered for resale in the public market under this prospectus. The selling security holders hold warrants, options and convertible notes to acquire an additional 8,729,333 shares, which they can resell in the public market under this prospectus. Assuming all these warrants and options are exercised, there would be 15,283,929 shares of common stock issued and outstanding. We reserved for future issuance 8,239,335 additional shares of common stock as follows:

     o 6,054,000 shares issuable on conversion of outstanding preferred stock;
     o Up to 475,141 shares underlying other warrants and options that were granted and remained outstanding as of the date of this prospectus;
     o    Up to 1,560,194 shares reserved for issuance under our stock plans;
          and
     o Up to 150,000 shares reserved for issuance on conversion of outstanding notes.

     Of the 6,054,000 shares of common stock issuable on conversion of outstanding preferred stock, 4,554,000 shares may be sold without limitation under Rule 144(k), and the remaining 1,500,000 shares may be sold subject to the volume, timing, and other conditions of Rule 144 beginning May 1, 2004.

     Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our stock to decline, which could adversely affect an investment in our stock and could materially impair our ability to raise capital through the sale of additional equity securities. The holders of these outstanding warrants, options, and convertible securities have the opportunity to profit from a rise in the value or market price of our common stock and to exercise purchase or conversion rights when we could obtain equity capital on more favorable terms than those contained in these securities.

                         INFORMATION ABOUT BUYERS UNITED

Our periodic reports

     We currently file periodic reports pursuant to the Securities and Exchange Act of 1934. All of our reports, such as annual and quarterly reports, and other information are filed electronically with the Securities and Exchange Commission ("SEC"). Our corporate website is http://www.buyersonline.com. We make available on this website, free of charge, access to our Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and amendments to those materials filed or furnished pursuant to
Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 as soon as reasonably practicable after we electronically submit such material to the SEC. In addition, the SEC's website is http://www.sec.gov. The SEC makes available on its website, free of charge, reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC.

Forward-looking statements

     You should carefully consider the risk factors set forth above, as well as the other information contained in this prospectus. This prospectus contains forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the "Risk Factors" and "Management's Discussion and Analysis of Operating Results and Financial Condition" sections and elsewhere in this prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this prospectus.

                                 USE OF PROCEEDS

     We will receive funds if any of the warrants or options held by the selling security holders are exercised. Furthermore, we will extinguish $2,937,500 of debt if the convertible notes are converted. Assuming all of the warrants and options pertaining to the shares that may be reoffered by the selling security holders under this prospectus are exercised, and after deducting our expenses for registering the shares for resale, we would receive approximately $16,470,021. We intend to use funds we receive from the exercise of warrants and options to retire debt and for working capital and general corporate purposes. We have broad discretion in the allocation and use of these funds, and will determine as and when funds are received from the exercise of warrants or options how the funds will be used. Investors in the shares will not have the opportunity to evaluate the economic, financial, or other information on which we base our decisions on how to use the funds derived from the exercise of warrants and options. If we fail to apply the net proceeds effectively, our business could be negatively affected. We will not receive any funds obtained by the selling security holders from their reoffer and sale of the common stock covered by this prospectus.

                             MARKET FOR COMMON STOCK

     The common stock of Buyers United trades in the over-the-counter market. The following table sets forth for the respective periods indicated the prices of the common stock in the over-the-counter market, as reported and summarized on the OTC Bulletin Board. Such prices are based on inter-dealer bid prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

Calendar Quarter Ended             High Bid ($)               Low Bid ($)

March 31, 2001                         1.94                      0.94
June 30, 2001                          1.75                      0.72
September 30, 2001                     1.16                      0.61
December 31, 2001                      1.01                      0.52

March 31, 2002                         1.30                      0.61
June 30, 2002                          2.00                      1.10
September 30, 2002                     1.93                      1.30
December 31, 2002                      2.00                      1.25

March 31, 2003                         2.45                      1.52
June 30, 2003                          2.22                      1.20

                                 DIVIDEND POLICY

     Since inception of Buyers United, no dividends have been paid on the common stock. Buyers United intends to retain any earnings for use in its business activities, so it is not expected that any dividends on the common stock will be declared and paid in the foreseeable future. There are currently outstanding 1,865,000 shares of Series A Convertible Preferred Stock and 805,658 shares of Series B Convertible Preferred Stock. Under the terms of this preferred stock, Buyers United cannot make any distributions on its common stock without the approval of a majority of the preferred stockholders. At August 29, 2003 there were approximately 3,085 holders of record of the common stock.

                                 CAPITALIZATION

     The following tables sets forth our capitalization as of June 30, 2003, and as adjusted to give effect to the exercise of all warrants by the selling security holders and payment of our estimated offering expenses. This table should be read in conjunction with our financial statements and notes thereto.

                                                                      Actual       As Adjusted
                                                                    ------------   ------------
Long term debt, net of current portion                              $ 4,522,622    $ 1,245,122
                                                                     ----------     ----------

Stockholders' deficit
   Preferred stock, $0.0001 par value; 15,000,000 shares authorized
    Series A 8% cumulative preferred stock
    1,865,000 shares issue and outstanding (liquidation value
    of $3,730,000)                                                          186            186
   Series B 8% cumulative preferred stock
    789,587 shares issued and outstanding (liquidation value
    of $7,895,870)                                                           79             79
   Common stock, $0.0001 par value, 100,000,000 shares authorized;
    6,328,679 shares issued and outstanding,
    and 15,058,012 shares outstanding, as adjusted                          633          1,506
   Additional paid in capital                                        17,836,673     41,667,899
   Warrants and options outstanding                                   4,592,514        167,936
   Deferred consulting fees                                             (14,757)       (14,757)
   Accumulated deficit                                              (25,671,835)   (25,671,835)
                                                                     ----------     ----------
     Total stockholders' equity (deficit)                            (3,256,507)    16,151,014

Total long term debt and stockholders' deficit                      $ 1,266,115    $17,396,136
                                                                     ==========     ==========

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATING RESULTS
                             AND FINANCIAL CONDITION

Overview

     Buyers United is a domestic telecommunications company that offers and sells a wide range of long distance and related communication service options to business and residential customers. In the past we functioned as an aggregator and reseller of telecommunications services provided by others, and intend to pursue and develop this type of business. However, in December 2002 Buyers United entered into agreements to purchase and manage assets of I-Link, Inc., and its subsidiary, I-Link Communications, Inc., and license in perpetuity software developed by I-Link for the operation of a real-time Internet protocol communications network (RTIP Network). We closed the transactions in May 2003. With these newly acquired assets we can now develop and offer enhanced services, such as fax to email, and transmit data and other communication services for a portion of the journey over the RTIP Network rather than entirely through third party providers.

     Also in December 2002, Buyers United entered into an agreement with Touch America, Inc., a subsidiary of Touch America Holdings, Inc., to purchase a substantial number of its switched voice telecommunication customers, including the carrier identification code used to service those customers. In June 2003, we amended the purchase agreement to acquire additional switched voice and dedicated telecommunications customers and correct discrepancies in the list of customers originally purchased in December 2002. The total purchase price is approximately $6.1 million plus 2.5 times the August 2003 service revenue of the new accounts acquired in June 2003. Buyers United made an initial payment of $3.0 million to Touch America in December 2002 and additional cash payments of

$2.0 million through June 6, 2003. The balance of the purchase price as finally determined is payable monthly in an amount equal to 7.2 percent of Buyers United's monthly collections on the accounts acquired from Touch America.

     We generate internal growth by pursuing multiple marketing avenues, including using independent agents, implementing promotional and rebate programs to attract customers, marketing through the Internet, and obtaining customers from unrelated marketing companies. Our recent purchase of telecommunication customers of Touch America will result in a significant increase in our customer base in 2003. We believe recent financial difficulties and uncertainty in the telecommunications industry that arose in 2002 may result in opportunities to acquire customers from unrelated companies, and we intend to remain open to these opportunities. However, at the present we are not evaluating any new acquisitions.

Results of operations

Revenues

     For the six months ended June 30, 2003 revenues increased 174 percent to $31.8 million as compared to $11.6 million for the same period in 2002. While the increase in revenue is primarily due to the Touch America transaction, we also generated growth internally from ongoing promotional efforts, primarily involving independent agents and referrals from an online shopping comparison service.

     For the year ended December 31, 2002, revenues increased 110 percent to $30.2 million as compared to $14.3 million for the year ended December 31, 2001. The change was due to a substantial increase in our customer base. These new customers were generated through independent sales agents and referrals from unrelated Internet marketing companies.

Costs of Revenues

     Costs of revenues for the six-month period ended June 30, 2003 increased to $17.3 million, a 179 percent increase as compared to $6.2 million for the six-month period ended June 30, 2003. As a percentage of revenue, costs increased to 54 percent in 2003 compared to 53 percent for same period in 2002. The decrease in gross margin for the six-month period ended June 30, 2003 as compared to the previous year is the result of costs related to an increase in customers using dedicated circuit services. This type of service typically has lower profit margins, but higher volumes than other types of long distance services. Also contributing to a lower gross margin was the combination of costs related to integration efforts involved in the I-Link acquisition and higher costs of Touch America customers. Buyers United agreed with Touch America on certain wholesale prices during a phase-in period after acquiring the customers. However, Buyers United immediately began switching new customers over to other lower-cost wholesale providers. These increased costs were offset by a decrease in rates for long-distance minutes.

     Costs of revenues for the year ended December 31, 2002 were $16.3 million, or 54 percent of revenue, as compared to costs of $9.3 million, or 65 percent of revenue, for the year ended December 31, 2001. During 2002, Buyers United increased volume and new customer sign-ups with two of our largest long-distance wholesale carriers resulting in decreased rates for long-distance minutes and an increase in gross margin for the year.

General and administrative

     General and administrative costs for the six-months ended June 30, increased 163 percent to $7.7 million compared to $2.9 million for the six months ended June 30, 2002. The increase in costs is due to expenses required to support Buyers United's significant revenue growth, and costs associated with the I-Link and Touch America transactions. To meet the needs of increased revenue levels we hired additional customer service and collection personnel. In addition, several employees of I-Link were retained by Buyers United in order to effectively maintain the RTIP Network, as well as provide customer support and billing services. Buyers United also assumed certain office lease obligations of I-Link, which resulted in additional occupancy expenses.

     General and administrative expenses for the year ended December 31, 2002 increased 20 percent to $7.4 million or 24 percent of revenue as compared to $6.1 million or 43 percent of revenue for the year ended December 31, 2001. The increase resulted from increases in bad debt expense, customer service and support expenses and billing costs, all incidental to the increase in revenue. These increases were offset by decreased costs of maintenance and depreciation expense from the termination of high-cost equipment leases and the write-off of obsolete web-site development costs during 2001.

Selling and promotion

     Selling and promotion expenses increased 192 percent to $5.0 million or 16 percent of revenue for the six months ended June 30, 2003 compared to $1.7 million or 15 percent of revenue for the six months ended June 30, 2002.. The increase resulted from higher commissions paid on increased revenue. Selling and promotion costs for 2003 include higher amortization expenses associated with deferred advertising costs and the customer lists acquired from Touch America.

     Selling and promotion expenses for the year ended December 31, 2002 were $4.6 million or 15 percent of revenue, an increase of 40 percent over the prior year's expenses of $3.3 million or 23 percent of revenue. The increase was the result of higher expenses for sales commissions, sales support staff, and the amortization of deferred customer referral fees. These increases were directly related to the increase in revenue during the 2002 year.

Other income (expense)

     Interest expense for the six-months ended June 30, 2003 was $992,085 compared to $688,724 for the comparative period in 2002. The increase in interest expense was the result of higher debt balances outstanding throughout 2003 compared to 2002.

     Interest expense for 2002 was $1.5 million as compared to $997,882 for 2001, an increase of 55 percent. The increase is attributable to the significant amount of additional debt financing Buyers United had outstanding throughout 2002, which we raised to fund operations and an online marketing opportunity with an unrelated Internet marketing company.

     In December 2001, Buyers United recognized a gain on the early extinguishment of debt totaling $383,520. During the year, one of our note holders sold the obligation to an investment relations firm. Subsequently, we negotiated a settlement with the investment relations firm. We paid $145,951, including accrued interest and issued 35,000 shares of common stock in exchange for canceling the outstanding obligation. The stock had a fair market value of $22,401. The difference between the balance due, the cash paid and the fair market value of the stock issued was recognized as a gain on early extinguishment of debt during 2001.

Liquidity and capital resources

     Buyers United's current ratio as of June 30, 2003 increased slightly to 0.54:1 from 0.51:1 at December 31, 2002. The components of current assets and current liabilities that changed significantly since the end of 2002 were accounts receivable, other current assets, the current portion of long-term debt, and accrued liabilities.

     Accounts receivable, accrued commission and rebates, accrued liabilities, and accounts payable all increased as a result of the higher revenue levels during the six months ended June 30, 2003 as compared to the same period in 2002. Accrued dividends increased as a result of the additional shares of preferred stock issued to I-Link, Inc. on May 1 and June 1, 2003, in connection with completing the acquisition of the RTIP Network.

     The current portion of long-term debt declined 13 percent, due to ongoing payments on investor notes and the partial payoff and replacement of a $1.1 million promissory note, previously due February 28, 2003. Buyers United retired the note payable by paying $250,000 in cash and issuing a new promissory note for $800,000. In addition, Buyers United issued 50,000 shares of common stock in connection with the original agreement. The new note is unsecured and bears interest at ten percent, payable monthly. Principal is also payable monthly based on 20 percent of billings during each monthly billing period from designated customers.

     In January and February 2003, Buyers United received $500,000 from the issuance of promissory notes payable, $400,000 of which came from three Directors of Buyers United. The unsecured notes bear interest at 12 percent and are due in 2004 through early 2005.

     In May and June 2003, Buyers United received $500,000 from the issuance of promissory notes payable. The notes are secured by computer and telecommunications equipment, bear interest at 12 percent, and are due in May and June 2006.

     In June 2003, Buyers United initiated a program to repurchase outstanding common stock from shareholders of record with total holdings of 100 or fewer shares. The offering price per share is $1.75. The program will continue through the remainder of 2003 and is not expected to have a material impact on the financial statements of Buyers United.

     In June 2003 Buyers United issued $1.4 million in promissory notes for cash used primarily for purchasing customers from Touch America. The notes are unsecured and bear interest at ten percent, with principal and interest payable monthly. The principal paid each month equals approximately 20 percent of billings collected during each monthly billing period from the acquired Touch America customers. After all principal is repaid, note holders will continue to receive approximately ten percent of such collected billings. There was a five percent commission paid to the sales agent in connection with the issuance of the notes.

     Buyers United has a line of credit agreement with RFC Capital Corporation. The facility allows the Company to obtain financing on its eligible accounts receivable, including unbilled receivables and regular monthly billings. The facility is collateralized by the underlying receivables. Interest during 2002 was at prime plus six percent. At June 30, 2003, Buyers United had financed the maximum amount available based on eligible accounts receivable at that time. This amount, less draws by RFC applied against the outstanding amount, aggregated $893,587. The facility requires Buyers United to maintain a restricted cash account for the collection of the receivables. As of June 30, 2003, Buyers United had $949,137 of restricted cash associated with the RFC arrangement. On January 21, 2003, Buyers United and RFC Capital amended the facility to increase the available borrowing limit to $5.0 million, and decrease the interest rate to prime plus three percent. The amendment also extended the facility to January 21, 2006.

     As of June 30, 2003, Buyers United had a working capital deficit of $8.9 million and an accumulated deficit of $25.7 million. Although these factors could raise doubt about Buyers United's ability to continue as a going concern, Buyers United did achieve profitability in 2002 and during the first six months of 2003. Management believes Buyers United will continue to be profitable throughout the remainder of 2003. In addition, the majority of long and short-term notes payable are unsecured, of which, one-third are due to Company directors and officers. The majority of remaining notes have no stated maturity dates, and principal payments are variable dependent upon receivables collected from designated customers. Accordingly, management believes that cash flow associated with the payments on these notes, while significant, have manageable terms directly related to cash receipts which are expected to increase over the next few years.

     As a result of the I-Link and Touch America acquisitions, Buyers United is currently experiencing significant revenue growth. While there can be no assurance that such will be the case, management believes that this increased level of revenue will continue throughout 2003.

Critical accounting policies and estimates

     Revenue Recognition: Buyers United's revenue recognition policy with respect to reseller agreements is to record gross revenues and receivables from customers when Buyers United acts as principal in the transaction; takes title to the products or services; and has risks and rewards of ownership, such as risk of loss for collection, delivery, or returns. Revenues from sales of services are recognized upon providing the services to the customers

     Accounts Receivable and Allowance for Doubtful Accounts: Accounts receivable is comprised of amounts billed and billable to customers, net of an allowance for uncollectible amounts. The allowance for doubtful accounts is estimated by management and is based on specific information about customer accounts, past loss experience, and general economic conditions. An account is written off by management when deemed uncollectible, although collections efforts may continue.

     Property and Equipment: Property and equipment are stated at cost. Major additions and improvements are capitalized, while minor repairs and maintenance costs are expensed when incurred. In accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," Buyers United capitalizes certain costs incurred for the development of internal use software. These costs include the costs associated with coding, software configuration, upgrades, and enhancements.

     Advertising Costs: Buyers United advertises its services through traditional venues such as print media to the general public. Costs associated with these advertising efforts are expensed as incurred.

     In addition to the traditional advertising means noted above, Buyers United participates in a direct response advertising campaign with a web-based comparison shopping service. Through this campaign Buyers United's name and the service it provides are displayed on the advertising company's website. Buyers United is obligated to pay a referral fee when a customer signs up for services. The fees associated with this campaign are deferred and amortized over the period during which future benefits are expected to be received, which is approximately 24 months.

     Debt Issuance Costs: As an inducement to various investors, shareholders, and board members to lend monies to Buyers United, shares of common stock and warrants to purchase shares of common stock were issued to them. The fair market value of those shares at the date of issuance has been capitalized as debt issuance costs and is being amortized over the life of the loans

     Income Taxes: Buyers United recognizes a liability or asset for the deferred income tax consequences of all temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets and liabilities are recovered or settled. These deferred income tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

                                    BUSINESS

General

     Buyers United, Inc. is a domestic telecommunications company that offers a wide range of long distance, toll free, data transmission, and related communication service options at competitive prices, and provides to its customers a standard of service it believes is comparable to other industry participants. The telecommunications services we offer include the following:

     o    Switched long distance services to business and residential customers
     o    Dedicated access long distance service
     o    Toll-free 800/888/877/866 services
     o    Dedicated data transmission
     o    Private line data services
     o    Calling card services
     o    Conference calling
     o    Automatic call distribution
     o    Interactive voice response
     o    Outbound dialing and voice message broadcasting
     o    Fax to email
     o    Voice mail
     o    Real time account management

These services can be offered individually, or in a suite of services tailored to a customer's needs.

     For the past five years Buyers United has been engaged in the business of reselling telecommunication services provided by others to Buyers United at wholesale rates. Domestic and international long distance services make up a major portion of our sales with the other services listed above making smaller contributions to our sales mix.

     Buyers United now services approximately 150,000 business and residential consumers across America. We have refined our business model over the past several years to address specific niche opportunities in the vast communications industry. Our brand, United Carrier Networks (UCN), was adopted in the last quarter of 2001 for providing our services to business customers. We previously used and continue to use the brand name BuyersOnline to service residential customers. The use of the two distinct brands allows us to service both customer types, without creating channel conflicts.

     Buyers United is now marketing its services primarily through independent agents to business customers. Our UCN web site supports the marketing effort of our agents by providing a resource for exploring and selecting the specialized services and options we offer business customers. During the past year we acquired both business and residential customers by purchase from other providers and may consider opportunities for additional purchases in the future, although at the present time we are not considering any purchase opportunities.

     Buyers United was originally formed as a Utah corporation in 1994. In March 1999, Buyers United changed its corporate domicile from Utah to Delaware through a merger with a Delaware corporation formed for that purpose. When we changed the corporate domicile our name became BUI, Inc., and we effected a 1-for-4 reverse split in the issued and outstanding common stock. On April 20, 2000, we changed our name to BuyersOnline.com, Inc., and on November 20, 2001, our name was changed again to Buyers United, Inc.

Recent developments

     On December 6, 2002, Buyers United entered into an agreement to purchase assets of I-Link, Inc., and its subsidiary, I-Link Communications, Inc., and license in perpetuity software developed by I-Link for the operation of a real-time Internet protocol communications network (RTIP Network). Concurrently with the agreement for the purchase of I-Link assets, Buyers United assumed management of the assets to be acquired from I-Link pending the closing of the purchase. The transaction was closed in May 2003. The assets acquired include dedicated equipment required for operating the RTIP Network, customers of I-Link serviced through the network, and certain trademarks. In consideration for the assets and software license, Buyers United issued to I-Link 257,144 shares of Series B Convertible Preferred Stock (including monthly installments issued through August 2003), agreed to issue 42,856 additional shares of Series B Stock Convertible Preferred Stock in monthly installments through March 2004 subject to receiving continuing revenue from acquired accounts, and assumed certain liabilities.

     On December 20, 2002, Buyers United entered into an agreement with Touch America, Inc., a subsidiary of Touch America Holdings, Inc., to purchase a substantial number of its switched voice telecommunication customers, including the carrier identification code used to service those customers. In June 2003, we amended the purchase agreement to acquire additional switched voice and dedicated telecommunications customers and correct discrepancies in the list of customers originally purchased in December 2002. Buyers United did not purchase any accounts receivable, equipment, or other assets of Touch America. The total purchase price is approximately $6.1 million plus 2.5 times the August 2003 service revenue of the new accounts acquired in June 2003. Buyers United made cash payments of approximately $5.0 million to Touch America on the purchase price as of June 6, 2003. The balance of the purchase price as finally determined is payable monthly in an amount equal to 7.2 percent of Buyers United's monthly collections on the accounts acquired from Touch America.

The state of the industry

     We believe that providers of telecommunications services have historically fallen into three primary categories:

     o The National long distance carriers that offer long distance and data transmission services as stand alone products;
     o The Regional Bell Operating Companies (RBOC's) that deliver local dial tone and some additional services, and have recently obtained approvals at the Federal and state level to offer switched long distance service; and

     o Regional resellers that focus primarily on long distance, but also offer limited selections of additional services.

     Total spending for the U.S. Telecommunications industry from 2002-2003 will increase at a projected nine percent compound annual rate. The Telecommunications Market Review and Forecast, which is a respected industry study, also predicts the 2003 revenue to top $963 billion. In 2002 the industry saw a 15.5 percent reduction in telecommunications equipment spending but also saw off setting increases in Internet access, wireless usage, support services, and data usage. These services are predicted to continue their rapid growth in 2003. It is expected in 2003 that a small but important "value add" category of services such as conferencing, unified messaging, and collaborative technologies will grow 37 percent to $21 billion.

     In 2002 all sectors of the telecommunications market suffered when the industry as a whole experienced downgraded financial status. In 2003 we believe the industry will continue to consolidate in an effort to balance demand and supply. According to RHK, a consulting group used by CommWeb, traffic growth remains strong but the average long haul trunk capacity utilization is just 35 percent. There should be excess capacity in the major provider networks for the next several years. Internet protocol traffic is growing at 100 percent annually and we believe it will continue in 2003. The industry continues to move toward Internet protocol and wireless solutions for the business market.

     Based on our evaluation of these trends, we believe there is a meaningful and growing market for long distance and enhanced communication service options that can be provided to the customer in a single package, customized telecommunications solution.

Services and products

     Buyers United is an aggregator and provider of telecommunications services. By aggregator we mean that we contract with a number of third party providers for the right to resell the various telecommunication services and products they provide, and then offer all of these various services to our customers. We are also a provider, in that we operate a dedicated Internet protocol telecommunications network that enables us to offer enhanced services to our customers. The variety of services and products we offer enables the customer to buy only those telecommunications services it needs from one source, combine those services in a customized package, receive one bill for those services, and make one call to Buyers United if a service problem or billing issue arises. The separate services Buyers United can sell singly or bundled to meet customer needs include:

     o Switched long distance service to business and residential customers. This is traditional 1+ long distance service. The customer dials the long-distance number and the local exchange carrier switches the call to the long distance provider we have designated for the customer based on the customer's account selections. We bill the customer for the long distance service at the applicable retail rate, as well as local access fees for the local exchange carrier, taxes, and universal service fund charges.

     o Dedicated access long distance service. Some business customers require multiple line concurrent long distance access for high volume telemarketing or call center operations. Dedicated access connects the customerdirectly to the long distance carrier, by-passing the local exchange carrier, through a T-1 or higher capacity local loop connection. We bill the customer for the local loop connection and for the long distance service.

     o Toll-free 800/888/877/866 services. Toll free calling service allows clients of our customer to call into the customer at the customer's expense, rather than the client's expense. This is a service traditionally used by our business customers. We own and assign the toll free numbers to our customers and bill our customers for the toll free number and the long distance service.

     o Dedicated data transmission. This is similar to dedicated access long distance service, except the primary use is for data transmission, such as Internet access, and the local loop is connected to the Internet through one of our providers. We bill the customer for the local loop connection and for Internet access fees.

     o Private line data services. This type of services is provided through a T-1 or higher capacity circuit, and encompasses a variety of data transmission media, including Frame Relay, dedicated Internet access or Asynchronous Transfer Mode (ATM) data networks. Each of these data products rely on a shared network architecture where the bandwidth on the network backbone is shared by the users connected into these networks. Customers frequently select these types of networks because it is much more cost-effective than installing a private line network, or because of the need to access the public Internet.

     o Calling card services. The calling card feature is often provided with our switched and dedicated long distance services. The calling card allows the customer to use a toll free number and PIN to make long distance calls from any location on its account. We bill the customer for the long distance service.

     o Conference calling. This service allows a customer to interconnect simultaneously a number of callers for conference purposes. This feature is of particular value to business customers that have a need for multiple members of the organization to speak together from remote locations on a periodic basis. The customer is assigned a toll free number and PIN that allows each participant in the conference call to access the call simply by dialing the toll free number and entering the PIN when prompted. We bill the customer for the conference call feature and the long distance minutes of each particpant in the conference call.

     o Automatic call distribution. Buyers United offers a network-based call center solution that allows the customer to route incoming calls to specific persons or departments within the customer's organization. While this functionality is commonly available in customer-owned telephone systems, the call distribution service we offer through our dedicated network allows a customer to operate a call center without buying and installing an on-premises call distribution system, include and manage home agents as a part of its call center, and add other features without incurring the cost of buying and installing additional service modules to the premise-based system. This product is particularly valuable for customers that operate call centers or telemarketing centers and want the abilty to direct incoming calls to call center personnel who are trained for specific product sales or service calls. The customer is billed fees and usage for this service.

     o Interactive voice response. This is the ability to offer a customer the sophisticated features of an auto attendant, voicemail, or an automated self-service system. This feature can be adapted to the specific needs and preferences of the customer.

     o Outbound dialing and voice message broadcasting. This is the ability to allow a customer to automatically dial outbound and to broadcast voice messages to predefined lists. Customers can pay by the call, by the minute or by the port. They can also link directly to their own database to automatically generate call lists with sophisticated call scheduling capabilities. They can also choose between autodial (one at a time), powerdial (dial sequentially through a list), or predictive dialers (computer algorithms with dial ahead to screen out busies, no answers, etc.).

     o Fax to Email. This service allows a customer to send or receive faxes through an Email address with the customer's personal computer.

     o Voice mail. This feature allows customers to receive, store, forward, and access voice mail messages.

     o Real time service account management on the Internet. Real time management allows the customer to redirect phone calls received during the day to the customer's location. For example, the customer can access its account through the Internet and direct that phone calls be forwarded to wherever the customer happens to be during the day - office, home, cellular phone, or other location. With its personal computer, the customer can review billing on its account, make service inquiries, or add or remove services, all over the Internet.

Marketing strategy

     By the end of 2001, Buyers United employed two distinct brands for our telecommunications services, "UCN" or "United Carrier Networks" for commercial and business customers, and "BOL" or "BuyersOnline" for residential customers. We market our services primarily through independent sales agents.

     We engage independent telecommunications agents around the country who sell primarily to commercial and business customers. We believe independent agents are responsible for a substantial amount of annual U.S. telecommunication sales to commercial and business users. The service presentation we developed for UCN is targeted to the independent agent, and is intended to make available to the agent a coordinated package of services designed to be attractive to commercial and business customers. With UCN our marketing effort focuses on providing businesses with the ability to access multiple long distance carriers through which we have agreements to resell services. This allows the business owners to choose services ultimately provided through various long distance providers. A business customer can choose various services from any or all of the different telecommunications providers we use, yet only have to contract through UCN for the selected services. The business customer is no longer required to deal with these carriers separately. UCN then provides a single source for customer service, regardless of how many networks the business uses, and sends a single billing statement that combines all of the services used from any combination of wholesale service providers.

     We believe we have been, and will continue to be, successful in engaging independent agents because our package of services appeals to commercial and business customers, and because of our back office support infrastructure, incentive programs, customer retention efforts, and additional product/service revenue opportunities. Buyers United earned the "2002 Reseller of the Year Award" in March 2003 from the Agent Alliance, a national trade association of independent telecom agents. The award was given in recognition of the effectiveness of our customer service and support programs.

     Buyers United's early growth came from the residential consumer long-distance market. We plan to continue offering our services to residential customers using the BuyersOnline, or "BOL" brand. We do not intend, however, to pursue an active marketing effort in the residential market because we believe our resources are better used in pursuing commercial and business customers. We had a substantial increase in residential customers over the past year as a result of the Touch America transaction and we will consider opportunities to acquire residential customers from other providers as such opportunities may arise in the future. We are not considering or aware of any such opportunities at the present time.

Provisioning

     Buyers United is a reseller of domestic and international long distance and other services provided by national and regional providers. Our primary providers are MCI, Qwest, Global Crossing, AT&T, Dancris, WilTel, and CNM. Buyers United resells switched long distance minutes to its customers that it has contracted to obtain from our providers at wholesale rates that averaged 53 percent of the retail rates charged to customers in 2002 and 54 percent over the first six months of 2003. In 2002 and the first six months of 2003 retail rates were between $0.045 and $0.08 per minute for switched domestic long distance. International rates vary substantially on the basis of the country and number called, but we believe our rates are comparable to rates available from our competitors.

     Our contracts with our providers are standard and customary in the industry, in that they require payment net 30 days for minutes used in a month and designate Buyers United as the point of contact for all customer service calls. These agreements are for one to three years and are generally renewable at the end of each contract term, when rates are often renegotiated on the basis of prevailing rates in the industry. We are responsible for all customer billing and collections, so that as far as the customer is concerned we are the long distance service provider. Qwest and Global Crossing accounted for approximately 80 percent of our cost of revenues in 2002 and 72 percent in the first six months of 2003.

     Buyers United also acquires its other services from its providers at rates or fees fixed in our contracts, which include dedicated long distance service, toll-free 800/888/877/866 services, dedicated data transmission service, and calling cards. These services are billed to us at rates or fees stated in our contracts with the providers and are payable on the same terms as switched long distance service.

     We maintain a call center in Bluffdale, Utah for receiving customer service and billing inquiries. Presently we employ approximately 90 customer service personnel to respond to customer calls, and our call center specialists are available from 7:00 a.m. to 10:00 p.m. Monday through Friday and 8:00 a.m. to 5:00 p.m. on Saturday. We also provide emergency service 24-hours a day, seven days a week. We place a high priority on customer service, since we believe that when our rates are similar to rates offered by our competitors, then service is a primary factor in acquiring and retaining customers.

     The RTIP Network enables our customers to use existing telephone, fax machine, pager, or modem equipment to achieve high-quality communications through Internet protocol technology. The RTIP Network consists of a fully integrated dedicated network of equipment and leased telecommunications lines augmented by the licensed I-Link softswitch software. It provides the necessary operational platform for the enhanced services we began offering in the third quarter of 2003 and is adaptable for use with new or specialized service applications developed by others. The RTIP Network is a data packet-based network that ties together local loop dial-up and broadband connections via gateways located in New York, Salt Lake City, Dallas, and Los Angeles. Each of these gateways consists of off-the-shelf hardware elements and the softswitch software. The softswitch software can distinguish among and "handle" voice, fax, and modem communications as programmed for the customer's suite of service selections. By "handle", we mean the voice or data transmission can be delivered directly, redirected (to a different location), redistributed (to a different or multiple recipients), stored for later delivery, or altered (such as converting a fax to email).

     The RTIP Network allows us to provide cost advantages over traditional transmission networks with respect to both lower transmission cost and lower capital infrastructure cost. Lower transmission cost results from transmitting long distance traffic over the network between our gateways for retransmission, which has greater capacity because transmissions are converted to data packets and transmitted concurrently over the network bandwidth capacity. Access and transmission costs for the network are less than traditional transmission networks. The second component of cost advantages is lower capital infrastructure costs. In a traditional telecommunications network, each service -- voicemail, fax mail, conference calling, and single number forwarding -- must be processed through one or more separate hardware switches. We offer all of these services through the RTIP Network as modified or new software applications added to the network software platform, which is less expensive than purchasing and maintaining hardware switches.

     We began integrating this network with our traditional provider network systems and service offerings in the first quarter of 2003 and completed the process in the third quarter of 2003. While we believe the RTIP Network will lower our costs of operation in 2003, we cannot predict whether these lower costs will be significant.

Technology and our business

     Buyers United has always leveraged information technology to create consistent streamlined business processes. Buyers United relies on the following systems, which represent its current technology initiatives:

     o Automatic customer call distribution. This system is a unified solution for managing customer communications that integrates telephone, email, fax, web text chat, and co-browsing into a unified interface. The distribution system enables Buyers United to enhance customer relationships, reduce costs, and improve the management of all types of business communications.

     o BuyersUnitedDashboard (BUD) is a customer service software application that provides a single interface for call center representatives to perform their service tasks. BUD utilizes a "wizard" interface methodology that simplifies the customer service representatives' daily tasks by breaking them into smaller steps. The "wizard" framework provides increased quality and consistency into our customer service model.

     o CostGuard(R), is a fully convergent, open and flexible billing system designed to facilitate collaboration among customer service representatives, business affiliates, and customers. Customers can access the system through a standard web-browser to initiate and fulfill billing and service tasks. Buyers United believes the CostGuard system provides a consistent and flexible billing solution that supports our current needs and is expandable for future growth.

     o The RTIP Network employs an architecture emphasizing security, reliability, and carrier diversity. A "Security in Layers" approach has been adopted utilizing security enforcement points comprised of inspection firewalls, packet filters, and intrusion detection and prevention systems. Measures have been implemented to audit data integrity and access. Significant subsystems are geographically dispersed and data replicated between sites to protect against fiber optic disruption or other environmental event.

     Full backups of all our core data are performed weekly. Differential backups are performed nightly. Transaction log backups take place every 30 minutes. Backups are copied to two file servers in different locations. We use SSL encryption to protect all sensitive areas of our customer information and service-oriented websites. Remote access to our systems is made possible through a 168 bit encrypted Virtual Product Network. System passwords are changed on a periodic basis and stored in a secure folder with restricted access. All local desktops are scanned for viruses on a real-time basis and report to a central server. We believe our backup, maintenance, and security systems are adequate for preserving the delivery of service to our customers and operation of our business without significant outages or interruptions. However, an extraordinary unforeseen and catastrophic event is always possible that could have a significant impact on our business, and we do not have business interruption insurance on which we could recoup losses resulting from such an event.

Governmental Regulation

     Federal Regulation - We are subject to federal regulation under the Telecommunications Act of 1996 (Telecom Act). The Telecom Act was designed to foster local exchange competition by establishing a framework to govern new competitive entry in local and long distance telecommunications services and allow any entity, including cable television companies and electric and gas utilities, to compete in the telecommunications market. The ongoing implementation and interpretation of the Telecom Act remains subject to numerous federal and state policy rulemaking proceedings and judicial review and we cannot predict any future impact on our business.

     Pursuant to the Telecom Act, the Federal Communications Commission (FCC) regulates our interstate and international telecommunications services. The FCC imposes more extensive requirements on incumbent common carriers that have some degree of market power, such as the Regional Bell Operating Companies (RBOCs) and other independent local exchange carriers (ILECs), than it imposes on companies like ours, which are non-dominant carriers that lack market power. For example, the FCC permits non-dominant carriers to provide domestic interstate services without prior authorization, though we are required to obtain authorization if, in the future, we construct and operate telecommunications facilities.

     Our costs of providing long distance services could be affected by changes in FCC rules controlling the form and amount of "access charges" local exchange carriers (which generally includes the RBOCs and ILECs) are permitted to impose on connecting companies to originate and terminate long distance traffic over local networks.

     We cannot predict the outcome of other federal or state access charge proceedings or whether they will have a material impact on us. It is recognized, however, that the access payments Buyers United must pay to the RBOCs and ILECs are part of its cost to provide services over its network.

     In October 1996, the FCC adopted an order eliminating the requirement that non-dominant carriers such as Buyers United maintain tariffs on file with the FCC for domestic interstate interexchange telecommunications services. The FCC's order included a deadline of August 1, 2001 for non-dominant carriers to eliminate tariffs for interstate services. In March of 2001, the FCC also ordered all non-dominant interstate interexchange carriers to detariff international services by January 28, 2002. Pursuant to these orders, Buyers United has undertaken to transition its tariffs from the traditional paper copies filed with the FCC to use of electronic versions posted on its web sites.

     The Telecom Act requires that every telecommunications carrier contribute, on an equitable and non-discriminatory basis, to federal universal service mechanisms established by the FCC, subject to certain exclusions and limitations. The federal Universal Service Fund provides subsidies to defray the costs of telephony services in high-cost areas for low-income consumers and helps subsidize telecommunications and Internet services for qualified schools, libraries and rural health care providers. Our payments to the Universal Service Fund are based on a percentage of our interstate and international retail telecommunications revenues and the contribution factor issued by the FCC, which varies quarterly. The amounts contributed may be billed to customers.

     State Regulation - State regulatory agencies have jurisdiction when our services are provided on an intrastate basis. The state regulatory environment varies substantially from state-to-state and in some cases can be more extensive than FCC regulations. A portion of our services may be classified as intrastate and therefore subject to state regulation, generally administered by the state's public utility commission ("PUC"). In most instances, we are required to obtain and maintain certification from a state PUC before providing telecommunications services in that state. Consequently we are subject to the obligations that the applicable state laws place on all similarly certified carriers including the regulation of services, payment of regulatory fees, and preparation and submission of reports. If state regulators or legislators change current regulations or laws it may negatively impact our ability to provide services.

Competition

     Presently we are an aggregator and reseller of long distance and related telecommunications services. Many of our competitors are substantially larger with greater financial and other resources.

     The U.S. long distance telecommunications industry is highly competitive and significantly influenced by the marketing and pricing practices of the major industry participants such as AT&T, Sprint and MCI. Buyers United also competes with other national and regional long distance carriers that employ various means to attract new subscribers, including television and other advertising campaigns, telemarketing programs, network marketing, cash payments, and other incentives. The ability of Buyers United to compete effectively will depend on its ability to provide quality services at competitive prices.

     Buyers United competes on the basis of variety of services offered, customer billing and service, and price. Since we can access and offer switched long distance rates from a number of providers, customers can select the rate plan best suited to their needs without having to shop each long distance carrier separately. We offer to our customers, directly and through agents, a wide selection of telecommunications products. This provides the customer a one-stop shopping opportunity to obtain many of its telecommunication services from one source, Buyers United. We believe customers are attracted by the fact that Buyers United provides many of their services because they receive one bill and have only one provider to call with any billing or service questions. We further believe this aggregated service approach enables us to attract agents to sell our services. By selling Buyers United services, agents no longer have the burden of managing multiple contracts with many telecommunications companies. Our agents can complete a sale at the customer site and count on accurate commissions for even complicated product suites. Additionally, agents enjoy dedicated customer service. We believe customers see positive differences in the way our services are sold and served compared to other providers. With Buyers United, customers are not forced to take bundled services or enter into long-term contracts from one provider, which we believe are typical sales practices of competitors. Because our customer contracts are based on user requirements rather than bundled services, Buyers United delivers only the requested services at an appropriate capacity and competitive price.

     Building recognition of our brands is beneficial to attracting additional customers and new strategic alliances. Our failure to promote and maintain our brands successfully may result in slower growth, loss of customers, and loss of market share and strategic alliances. Accordingly, we intend to continue pursuing an aggressive brand-enhancement strategy, which includes promotional programs and public relations activities.

Employees

     As of June 30, 2003, Buyers United employed a total of 181 full time and 26 part time persons. None of our employees is represented by a labor union. We have not experienced any work stoppages and believe relations with our employees are good.

Facilities

     Buyers United leases executive office space in Bluffdale, Utah, a suburb of Salt Lake City. The offices consist of approximately 30,000 square feet. The current monthly lease rate is $31,519. The lease for office space expires in January 2007, but we have an option to renew the lease for an additional three to five years.

     Through November 2004, Buyers United is leasing 14,339 square feet of space at 13751 S. Wadsworth Park Drive, Draper, Utah, at a monthly cost of $16,728. The former tenant subsidized $36,232 in lease payments in consideration of our agreement to enter into a new lease that relieved the tenant of further liability.

     Buyers United believes that the office space included in both facilities is adequate for its anticipated needs for at least the next 15 months.

                                LEGAL PROCEEDINGS

     In June 2001, Buyers United entered into a joint sales agreement with Infotopia, Inc., a direct response marketer. In connection with the agreement, Infotopia loaned $500,000 to Buyers United. Subsequent to entering into the sales agreement, the two companies decided not to pursue further any joint activity. In December 2001, Buyers United negotiated a settlement of the $500,000 loan in which Buyers United paid $120,000 and issued 35,000 shares of common stock in exchange for canceling the outstanding obligation plus $25,921 in accrued interest. The stock had a fair market value of $22,401. Accordingly, based on these amounts, we recorded a gain on the early extinguishments of the debt in the amount of $383,520. However, unbeknownst to us, during 2001 Infotopia allegedly entered into a General Security Agreement with Sea Spray Holdings, Ltd., which purportedly included the loan obligation. By letter dated November 22, 2002, Sea Spray asserted that it had a perfected security interest in the obligation and demanded payment as successor-in-interest to Infotopia. We responded that Sea Spray did not have a perfected security interest since it did not take possession of the note evidencing the obligation, and that the obligation was fully discharged under applicable provisions of the Uniform Commercial Code. On February 21, 2003 Buyers United filed with the American Arbitration Association a Demand for Arbitration and Statement of Claim in order to resolve the dispute. On March 11, 2003 Sea Spray filed an action against us in the Supreme Court for the State of New York, County of New York, case number 104468/03, seeking to enforce its security interest in the Infotopia note obligation through collection of the Note, and obtained an order to show cause why the arbitration proceeding we instigated should not be stayed in favor of resolving the dispute in the state court proceeding. Before the stay issue was heard by the state court, we removed the entire action to the Federal District Court, Southern District of New York, and filed a motion to dismiss the action in favor of proceeding with arbitration in Utah. The Federal District Court also issued to Sea Spray an order to show cause why venue of the case should not be transferred to Utah. In June 2003 the Federal District Court issued an order vacating the stay of the arbitration issued by the state court, dismissed Sea

Spray's lawsuit against us, and awarded to us legal fees incurred in connection with the matter. We intend to pursue the arbitration in Utah, but cannot predict at this time how the dispute will eventually resolve.

     On March 20, 2002, a shareholder filed a civil lawsuit in Salt Lake County alleging that in mid-2000 Buyers United had offered to sell him 150,000 shares in the corporation for $300,000, and that we represented we had received certain funds for promotion. The shareholder alleged that no such funds were available and as a result the value of his shares was reduced. He is seeking rescission of the stock purchase. We filed an answer to the complaint denying the allegations and raising various affirmative defenses. The shareholder was then to initiate dates for discovery and other procedures, but so far has failed to do so and has not otherwise made certain mandatory disclosures under Utah law. Buyers United denies the shareholder's allegations, denies making misrepresentations of any kind, and asserts the shareholder's claims are baseless. Furthermore, we believe that regardless of any such alleged claims, the shareholder has suffered no actual damages, and we intend to vigorously defend the case in the event the shareholder resumes the discovery process.

     Buyers United is the subject of certain other legal matters, which it considers incidental to its business activities. It is the opinion of management, after discussion with legal counsel, that the ultimate disposition of these other matters will not have a material impact on the financial position, liquidity or results of operations of Buyers United.

                                   MANAGEMENT

     Our officers and directors will manage our business. The following persons are the officers and directors of Buyers United:

Name                       Age  Positions                               Since

Theodore Stern             74   Chairman of the Board, Chief             1999
                                Executive Officer and Director

Gary Smith                 68   Director                                 1999

Edward Dallin Bagley       64   Director                                 1999

Steve Barnett              61   Director                                 2000

Paul Jarman                34   President                                1997

David R. Grow              47   Chief Financial Officer                  2003

G. Douglas Smith           33   Executive Vice President                 1997

Kenneth D. Krogue          37   Chief Operating Officer                  2002

     All directors hold office until the next annual meeting of stockholders and until their successors are elected and qualify. Officers serve at the discretion of our Board. The following is information on the business experience of each director and officer.

     Theodore Stern became a director of Buyers United in June 1999 and subsequently the Chief Executive Officer in September 2000. Mr. Stern has served as a director of Northern Power Systems of Waitsfield, Vermont, a manufacturer of renewable generation systems, since September 1998. During the five-year period prior to the date of this prospectus Mr. Stern has been self-employed as a consultant to manufacturing companies.

     Gary Smith became a director of Buyers United in June 1999. During the five-year period prior to the date of this prospectus Mr. Smith has been self-employed as a business consultant.

     Edward Dallin Bagley became a director of Buyers United in June 1999. He has been self-employed as an attorney and investor for the past five years. For the past five years he has served as a director of Tunex International, Inc., an automotive tune-up franchise company based in Salt Lake City, Utah, and Clear One Communications, Inc., a manufacturer of electronic products based in Salt Lake City, Utah.

     Steve Barnett has been self-employed for the past five years as a consultant to manufacturing and distribution companies on improving operations and business restructuring. He has continued to purchase and manage privately-held manufacturing companies, as well as serving on the boards of non-owned private companies in connection with his consulting services. For over five years prior to the date of this prospectus, Mr. Barnett has been a director of Chicago's Jewish Federation and Jewish United Fund, and a Vice Chairman of the Board of Directors since 1997. Currently, he is a member of the Jewish Federation and Jewish United Fund Executive and Overall Planning & Allocations Committees.

     Paul Jarman has served as an officer of Buyers United during the five-year period prior to the date of the prospectus, first as an Executive Vice President and now as President since December 2002.

     David R. Grow, a Certified Public Accountant, joined Buyers United in June 2003 and currently serves as its Chief Financial Officer. From January 2002 to June 2003, Mr. Grow served as the Chief Financial Officer and member of the board of directors of Spectrum Engineers, Inc. a mechanical and electrical engineering firm in Salt Lake City, Utah. From February 2000 to January 2002, he served as the Chief Financial Officer and member of the board of directors of webBASIS, Inc., a web-based software development company in Bakersfield, California. During the two-year period prior to February 2000, he served as the Chief Financial Officer of Daw Technologies, Inc., a manufacturer and installer of cleanrooms for the semiconductor industry based in Salt Lake City, Utah.

     G. Douglas Smith has served as an Executive Vice President of Buyers United during the five-year period prior to the date of the prospectus.

     Kenneth D. Krogue has been employed to manage various systems and operations of Buyers United during the five-year period prior to the date of the prospectus, and became chief operating officer in December 2002.

                                  COMPENSATION

Annual Compensation

     The table on the following page sets forth certain information regarding the annual and long-term compensation for services in all capacities to Buyers United for the prior fiscal years ended December 31, 2002, 2001, and 2000, of those persons who were either (i) the chief executive officer during the last completed fiscal year or (ii) one of the other four most highly compensated executive officers as of the end of the last completed fiscal year whose annual salary and bonuses exceeded $100,000 (collectively, the "Named Executive Officers").

                                      Annual       Long Term
                                   Compensation   Compensation
                                   ------------   ------------
                                                   Securities
                                                   Underlying         All Other
Name and Principal Position   Year  Salary ($)   Options/SARs (#)  Compensation ($)
---------------------------   ----  ----------   ----------------  ----------------
Theodore Stern                2002     -0-           80,000            70,000
  Chairman and Chief          2001     -0-           40,000            70,000
  Executive Officer           2000     -0-           52,500            22,400

Paul Jarman                   2002   125,000         11,668            21,481
  President                   2001   122,710          -0-              57,067
                              2000   113,215        200,000             -0-

G. Douglas Smith              2002   125,000          7,668            21,252
  Executive Vice President    2001   124,405        178,334             -0-
                              2000   113,215        200,000             -0-

Kenneth D. Krogue             2002   123,538        106,739            22,282
  Chief Operating Officer     2001   109,851         40,000            13,866
                              2000    99,000          -0-               -0-

Stock Options

     The following table sets forth certain information with respect to grants of stock options during 2002 to the Named Executive Officers.

                                               % of Total
                               Number of      Options/SARs
                               Securities      Granted to
                               Underlying     Employees in    Exercise or      Expiration
Name and Principal Position  Options Granted  Fiscal Year   Base Price ($/Sh)     Date
---------------------------  ---------------  ------------  -----------------  ----------
Theodore Stern                   40,000            4.5          $2.50           03/19/07
  Chairman, Chief                40,000            4.5          $2.00           11/27/07
  Executive Officer

Paul Jarman                                        1            $2.50           01/18/07
  President                      11,668

G. Douglas Smith                                   1            $2.50           01/18/07
  Executive Vice President        7,668

Kenneth D. Krogue                 5,898            0.7          $2.50           01/18/07
  Chief Operating Officer       100,841           11.3          $2.50           09/04/07


     The following table sets forth certain information with respect to unexercised options held by the Named Executive Officers. No outstanding options held by the Named Executive Officers were exercised in 2002.

                                 Number of Securities          Value of Unexercised
                             Underlying Unexercised Options    In-the-Money Options
                                at Fiscal Year End (#)       At Fiscal Year End ($) (1)
                             ------------------------------  --------------------------
Name and Principal Position    Exercisable/Unexercisable     Exercisable/Unexercisable
---------------------------  ------------------------------  --------------------------
Theodore Stern                     172,500 / -0-                     -0- / -0-
  Chairman, Chief
  Executive Officer

Paul Jarman                        390,466 / 50,000                  -0- / -0-
  President

G. Douglas Smith                   574,916 / 50,000                  -0- / -0-
  Executive Vice President

Kenneth D. Krogue                  333,770 / -0-                     -0- / -0-
  Chief Operating Officer

---------------------------

(1) This value is determined on the basis of the difference between the fair market value of the securities underlying the options and the exercise price at December 31, 2002. The fair market value of Buyers United's common stock at December 31, 2002, is determined by the last sale price on that date, which was $2.00 per share.

Director Option Plan

     The Director Stock Option Plan was adopted by the Board in May 2003 and approved by the stockholders in June 2003. The purposes of the plan are to attract, motivate and retain experienced and knowledgeable directors by offering them opportunities to increase their stock ownership interest in Buyers United. Each person serving as a director on the date options are issued under the plan is eligible to participate. The persons serving a Chairman of the Board and Chairman of the Audit Committee on the date options are issued for those positions under the plan are eligible to participate.

     The Board has authorized the issuance or delivery of options to purchase an aggregate of 1,000,000 shares of common stock under the plan, subject to customary antidilution and other adjustments provided for in the plan. Each person serving as a director on March 1 of each year beginning in 2004 is entitled to receive an option to purchase 25,000 common shares at an exercise price per share equal to the average fair market value on that date, but in no event less than the conversion price for the Series B Convertible Preferred Stock of Buyers United, which is now $2.00 per share. On the dates in 2004 the Board appoints the Chairman of the Board and Chairman of the Audit Committee to serve for the next year, each person so appointed is entitled to receive an option to purchase 15,000 common shares at an exercise price per share equal to the average fair market value on that date, but in no event less than the conversion price for the Series B Convertible Preferred Stock of Buyers United. Each option issued under the plan is exercisable over a term of five years. The number of options issuable each year under the plan, as well as options outstanding under the plan, is subject to customary antidilution and other adjustments provided for in the plan. Options issued under the plan are not exclusive and the plan does not limit the authority of the Board or its committees to grant awards or authorize any other compensation, with or without reference to shares, under any other plan or authority.

     The plan is administered by a committee, which is either the Board of Directors or a committee appointed by the Board for such purpose. The Board of Directors has not appointed a committee to administer the plan, so the entire Board is now the committee administering the plan. Subject to the limitations of the plan, the committee has broad authority under the plan, including, for example, the authority:

     o    To construe and interpret this plan;
     o    To make all other determinations required by this plan;
     o To maintain all the necessary records for the administration of this plan; and
     o To make and publish forms, rules and procedures for administration of the plan.

Description of Long Term Stock Incentive Plan

     The purpose of the Long Term Stock Incentive Plan (the "Plan") is to provide directors, officers, employees, and consultants with additional incentives by increasing their ownership interests in Buyers United. Directors, officers, and other employees of Buyers United and its subsidiaries are eligible to participate in the Plan. In addition, awards may be granted to consultants providing valuable services to Buyers United. As of June 30, 2003, Buyers United and its affiliates employed approximately 190 individuals who are eligible to participate in the Plan. The Board grants awards under the Plan. Awards may include incentive stock options, non-qualified stock options, stock appreciation rights, stock units, restricted stock, restricted stock units, performance shares, performance units, or cash awards.

     The Board has discretion to determine the terms of an award under the Plan, including the type of award, number of shares or units covered by the award, option price, term, vesting schedule, and post-termination exercise period or payment. Notwithstanding this discretion: (i) the number of shares subject to an award granted to any individual in any calendar year may not exceed 100,000 shares; (ii) the option price per share of common stock may not be less than 100 percent of the fair market value of such share at the time of grant or less than 110% of the fair market value of such shares if the option is an incentive stock option granted to a stockholder owning more than ten percent of the combined voting power of all classes of the stock of Buyers United (a "10% stockholder"); and (iii) the term of any incentive stock option may not exceed 10 years, or five years if the option is granted to a 10% stockholder. As of June 30, 2003, awards in the form of qualified incentive stock options to purchase a total of 615,347 shares were outstanding under the Plan.

     A maximum of 1,200,000 shares of common stock may be subject to outstanding awards, determined immediately after the grant of any award under the Plan. Shares of common stock, which are attributable to awards that have expired, terminated, or been canceled or forfeited during any calendar year, are available for issuance or use in connection with future awards.

     The Plan was effective March 11, 1999, and is not limited in duration. No incentive stock option may be granted more than 10 years after the effective date. The Plan may be amended by the Board without the consent of the stockholders, except that stockholder approval is required for any amendment that materially increases the aggregate number of shares of stock that may be issued under the plan or materially modifies the requirements as to eligibility for participation in the Plan.

                             PRINCIPAL STOCKHOLDERS

     The following table sets for the beneficial ownership of our common stock as of the date of this prospectus, and as adjusted to reflect the sale of the maximum and minimum number of shares offered. The table includes:

     o Each person known to us to be the beneficial owner of more than five percent of the outstanding shares;

     o    Each director and named executive officer of Buyers United; and
     o    All directors and executive officer of Buyers United as a group.

                                           Common        Percent
Name and Address                           Shares      of Class (1)
----------------                           ------      ------------
Principal stockholders:
----------------------
Karl Malone (2)                           1,228,896        16.3
139 East South Temple Street,
Suite # 240
Salt Lake City, UT 84111

I-Link Incorporated (2)                   1,412,022        17.8
9775 Business Park Avenue
San Diego, CA 92131

Officers and Directors:
----------------------
Theodore Stern (3)                        2,673,441        31.3
2970 One PPG Place
Pittsburgh, PA 15222

Gary Smith (3)(4)                           537,584         8.0
14870 Pony Express Road
Bluffdale, UT 84065

Edward Dallin Bagley (3)                  1,329,867        17.8
2350 Oakhill Drive
Salt Lake City, UT 84121

Steve Barnett (3)                           364,366         5.4
666 Dundee Road, Suite 1704
Northbrook, IL 60062

Paul Jarman (3)                             579,552         8.3
14870 Pony Express Road
Bluffdale, UT 84065

David R. Grow (3)                            75,000         1.1
14870 Pony Express Road
Bluffdale, UT 84065

G. Douglas Smith (3)(4)                     688,768         9.6
14870 Pony Express Road
Bluffdale, UT 84065

Kenneth D. Krogue (3)                       352,226         5.1
14870 Pony Express Road
Bluffdale, UT 84065

All Executive officers and                6,600,804        58.3
  Directors as a Group (8 persons)

---------------------------

(1) These figures represent the percentage of ownership of the named individuals assuming each of them alone has exercised his or her options or conversion rights to purchase common shares, and percentage ownership of all officers and directors as a group, assuming all purchase and conversion rights held by such individuals are exercised.

(2) The figure for Karl Malone includes Series B Preferred Stock convertible to 500,000 shares of common stock, and warrants to purchase an additional 500,000 shares of common stock at an exercise price of $2.00 per share. The figure for I-Link Incorporated includes 278,572 shares of Series B Preferred Stock convertible to 1,392,860 shares of common stock.

(3) These figures include: for Mr. Stern Series A and B Preferred Stock convertible to 377,500 shares of common stock, warrants to purchase 680,000 shares of common stock at exercise prices ranging from $2.00 to $2.50 per share, options to purchase 172,500 shares of common stock at exercise prices ranging from $2.50 to $5.06 per share, and 766,250 common shares for which outstanding promissory notes are convertible at rates of between $2.50 and $2.00; for Mr. Gary Smith options to purchase 140,000 shares at prices ranging from $2.00 to $5.06 per share; for Mr. Bagley Series A and B Preferred Stock convertible to 157,500 shares of common stock, warrants to purchase 275,000 shares of common stock at exercise prices ranging from $2.00 to $2.50 per share, options to purchase 112,500 shares of common stock at exercise prices ranging from $2.50 to $5.06, and 375,000 common shares for which outstanding promissory notes are convertible at the rate of $2.00 per share; for Mr. Barnett Series A Preferred Stock convertible to 20,000 shares of common stock and options to purchase 215,000 shares at exercise prices ranging from $2.00 to $5.06 per share; for Mr. Jarman options to purchase 440,466 shares of common stock at exercise prices ranging from $2.00 to $5.39 per share; for Mr. G. Douglas Smith options to purchase 624,916 shares of common stock at exercise prices ranging from $2.00 to $5.39 per share; for Mr. Grow options to purchase 75,000 shares of common stock at an exercise price of $2.00; and for Mr. Krogue options to purchase 333,770 shares of common stock at exercise prices ranging from $2.00 to $2.70 per share.

(4) Gary Smith is G. Douglas Smith's father.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following discussion includes certain relationships and related transactions that occurred during Buyers United's fiscal years ended December 31, 2002 and 2001.

Transactions with Theodore Stern

     Beginning in December 2000 and continuing into 2003, Theodore Stern, the Chairman of the Board of Directors and Chief Executive Officer, made loans to Buyers United for working capital purposes. All of the loans bear interest at the rate of 12 percent per annum payable monthly and are unsecured. In consideration for many of the loans, we issued common stock to Mr. Stern and recorded the value of the stock at the market price on the date of issuance. The following table shows the date and principal amount of the loans, the maturity dates, the number of shares of common stock issued in consideration for the loans, and the value of the common stock:

Date of Loan         Maturity Date  Principal Amount ($)  Number of Shares  Value of Shares ($)
------------         -------------  --------------------  ----------------  -------------------
December 7, 2000     July 5, 2004        100,000              10,000             16,562
January 4, 2001      July 5, 2004        180,000              20,000             22,500
January 19, 2001     July 5, 2004        100,000              10,000             15,625
February 15, 2001    July 5, 2004         10,000               1,000              1,500
March 26, 2001       July 5, 2004        100,000              10,000             10,312
June 5, 2001         July 5, 2004        500,000*             50,000             60,000
June 15, 2001        July 5, 2004        150,000*             15,000             18,750
June 21, 2001        July 5, 2004        100,000*             10,000             12,500

June 26, 2001        July 5, 2004         50,000*              5,000              6,250
July 6, 2001         July 5, 2004        100,000*             10,000             11,000
July 18, 2001        July 5, 2004        150,000*             15,000             12,750
August 30, 2001      July 5, 2004        275,000*             27,500             22,000
September 5, 2001    July 5, 2004        100,000*             10,000              8,500
September 19, 2001   July 5, 2004        100,000*             10,000              6,800
October 15, 2001     July 5, 2004         50,000*             10,000              6,100
December 12, 2001    July 5, 2004        100,000*             10,000              6,400
January 18, 2002     July 5, 2004        100,000*             10,000             10,000
December 20, 2002  December 20, 2004     112,500**             -0-                -0-
February 28, 2003    July 1, 2004        100,000***            -0-                -0-
July 5, 2003         July 5, 2005         86,563               -0-                -0-
July 5, 2003         July 5, 2005        348,825               -0-                -0-

---------------------------

*     Indicates the note is convertible into common stock at a rate of $2.50
**    Indicates the note is convertible into common stock at a rate of $2.00
***   This note was repaid in June 2003

     In October 2000, the Board approved a consulting agreement with Mr. Stern. Under the agreement Mr. Stern receives a monthly fee of $6,000 and expense allowance of $250 in connection with duties performed as our Chief Executive Officer. He earned $72,000 in both 2001 and 2002 under this arrangement, and $6,000 remained unpaid as of December 31, 2002.

     In July 2001, Mr. Stern loaned $400,000 to Buyers United. In lieu of regular interest or shares of stock, we agreed to pay to Mr. Stern a monthly fee equaling two percent of the monthly billings of two of our wholesale telecommunications carriers. The loan was needed at a time when Buyers United was in the process of negotiating lower rates with the carriers in anticipation of higher monthly services obtained for resale purposes. This loan was repaid during the fourth quarter of 2002.

     In November 2001, we agreed to issue 50,000 shares to Mr. Stern in consideration of extending the maturity date of the June 5, 2001 $500,000 promissory note to July 5, 2003. The value of the shares was recorded at $31,500. On December 4, 2001, we agreed to issue 156,500 shares to Mr. Stern in consideration of extending the maturity date of the remaining $1,565,000 then owing in notes payable listed above to July 5, 2003. The value of the shares was recorded at $93,900. All these notes were later extended further to July 5, 2004, but no additional compensation was paid to Mr. Stern.

     In August 2001, Buyers United issued 10,500 shares to Mr. Stern in consideration of him providing a personal guaranty to RFC Capital Corporation on our financing arrangement. The guaranty related to potential additional liability due in connection with excise tax assessments owing during 2000 and paid in 2001 and 2002. The shares were valued at $9,975 based on the then current market price.

     In September 2001, Buyers United issued 25,000 shares to Mr. Stern in consideration for Mr. Stern's personal guaranty of Buyers United's payment obligations under a new contract with Global Crossing Communications, Inc., that provides telecommunication services to us for resale. The shares were valued at $17,500 based on the then current market price.

     In February 2002, Mr. Stern gave his personal guaranty of up to $250,000 of obligations arising under our resale contract with MCI WorldCom, Inc. In consideration for providing the guaranty, we issued 25,000 shares to Mr. Stern valued at $30,750 based on the then current market price.

     In December 2002, Mr. Stern participated in providing funding for a deposit in connection with acquiring customers from Touch America, Inc. The total amount raised was $3,187,500, of which total Mr. Stern contributed $137,500 under terms identical to the other unaffiliated investors. All the unsecured promissory notes bear interest at 10 percent, payable monthly. Principal payments are also due monthly, based on 10 percent of the net billings collected from the Touch America customers during the prior calendar month, and the notes have no maturity date. As of August 31, 2003, we repaid $42,039 of the principal on this note.

     On January 15, 2003, Mr. Stern gave his personal guaranty of up to $250,000 of obligations arising under a resale contract with Williams Communications. In consideration for providing the guaranty, we issued 15,000 shares to Mr. Stern valued at $36,300 based on the then current market price.

Transactions with other related parties

     In October 2000, the Board approved a two-year consulting arrangement with Gary Smith, a member of the Board. No fees were actually paid to Mr. Smith during 2000, and up through October 2002, Mr. Smith was paid $110,000 in fees under his consulting arrangement.

     In March 2001, Buyers United entered into three-year marketing contracts with Karl and Kay Malone, holders of Series B Convertible Preferred Stock and warrants. Under the terms of the contracts, 100,000 shares of common stock were issued. The value of the shares was recorded at that day's market trading price of $1.25, or $125,000. Consideration granted under the contracts' terms also included an option to purchase up to 150,000 additional shares of common stock at $2.50 per share. During 2002 one of the contracts was cancelled, and the option to purchase common shares was rescinded.

     In May 2001, Buyers United issued 100,000 shares of common stock to Gary Smith. The value of the shares was recorded at that day's market trading price of $1.45, or $145,000. The shares were issued in consideration of Mr. Smith encumbering certain real property to provide collateral for a promissory note in the principal amount of $1,050,000 owed at the time by Buyers United to George Brimhall.

     On January 15, 2002, Paul Jarman, G. Douglas Smith, and Kenneth D. Krogue made unsecured loans to Buyers United in the total principal amount of $79,998, due July 15, 2003 and bearing interest at the rate of 12 percent per annum. In consideration for making the loans, Buyers United agreed to issue a total of 7,998 shares to these individuals valued at $8,798 based on the market price on the date of issuance. These loans were repaid in July 2003.

     At the end of 2002 and during the first week of January 2003, Edward Dallin Bagley made two-year unsecured loans to Buyers United aggregating $750,000. The notes bear interest at 12 percent payable monthly, and are convertible into 375,000 shares of common stock (conversion rate of $2.00 per share).

     In February 2003, Buyers United issued a 12 percent unsecured promissory note to Steve Barnett in exchange for a loan of $50,000. Interest is payable monthly and the loan matures on July 1, 2004.

                          DESCRIPTION OF CAPITAL STOCK

     Buyers United's charter authorizes it to issue up to: (i) 100,000,000 shares of common stock, $0.0001 par value per share; and (ii) 15,000,000 shares of preferred stock, $0.0001 par value per share. As of the date of this Prospectus, there are 6,554,596 shares of Common Stock outstanding, 1,865,000 shares of Series A Convertible Preferred Stock, and 805,658 shares of Series B Convertible Preferred Stock outstanding. In addition, there are outstanding options, warrants and convertible notes to acquire up to an additional 9,844,280 shares of common stock.

Common stock

     Holders of the common stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. There are no cumulative voting rights in the election of directors. The shares of common stock are entitled to receive such dividends as may be declared and paid by the board of directors out of funds legally available there for and to share, ratably, in the net assets, if any, of Buyers United upon liquidation. The stockholders have no preemptive rights to purchase any shares of our capital stock.

Preferred stock

     General. The board of directors, without further action by the holders of the common stock, is authorized to classify any shares of our authorized but unissued preferred stock as preferred stock in one or more series. With respect to each series, the board of directors may determine:

     o    The number of shares which shall constitute such series;

     o    The rate of dividend, if any, payable on shares of such series;

     o Whether the shares of such series shall be cumulative, non-cumulative or partially cumulative as to dividends, and the dates from which any cumulative dividends are to accumulate;

     o Whether the shares of such series may be redeemed, and, if so, the price or prices at which and the terms and conditions on which shares of such series may be redeemed;

     o The amount payable upon shares of such series in the event of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of Buyers United;

     o The sinking fund provisions, if any, for the redemption of shares of such series;

     o    The voting rights, if any, of the shares of such series;

     o The terms and conditions, if any, on which shares of such series may be converted into shares of capital stock of Buyers United of any other class or series;

     o Whether the shares of such series are to be preferred over shares of capital stock of Buyers United of any other class or series as to dividends, or upon the voluntary or involuntary dissolution, liquidation, or winding up of the affairs of Buyers United, or otherwise; and

     o Any other characteristics, preferences, limitations, rights, privileges, immunities or terms not inconsistent with the provisions of the Charter.

     The availability of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging takeover proposals, and the issuance of preferred stock could have the effect of delaying or preventing a change in control of Buyers United not approved by the board of directors.

     Series A Convertible Preferred Stock. Buyers United has outstanding 1,865,000 shares of Series A Convertible Preferred Stock. The Series A Stock is senior to the common stock with respect to payment of dividends and distributions in liquidation. Holders of the Series A Stock are entitled to receive dividends payable semi-annually equal to 8% of the liquidation preference value of the Series A Stock, which is $2.00 per share or a total of $3,730,000. No dividends or distributions may be made with respect to the common stock unless all dividend payments on the Series A Stock are current. Each share of Series A Stock is convertible at the election of the holder to one share of common stock, subject to adjustment in certain circumstances to prevent dilution of the equity interest of the holders of the Series A Stock. Buyers United may convert the Series A Stock to common stock when the market price of our common stock is $4.00 or more during 30 consecutive trading days. We may redeem the Series A Stock at the liquidation preference value after January 1, 2005. The Series A Stock does not have voting rights.

     Series B Convertible Preferred Stock. Buyers United has outstanding 805,658 shares of Series B Convertible Preferred Stock. The Series B Stock is senior to the common stock with respect to payment of dividends and distributions in liquidation. Holders of the Series B Stock are entitled to receive dividends payable semi-annually equal to 8% of the liquidation preference value of the Series B Stock, which is $10.00 per share or a total of $8,056,580. No dividends or distributions may be made with respect to the common stock unless all dividend payments on the Series B Stock are current. Each share of Series B Stock is convertible at the election of the holder to five shares of common stock, subject to adjustment in certain circumstances to prevent dilution of the equity interest of the holders of the Series B Stock. Buyers United may convert the Series B Stock to common stock when the market price of our common stock is $4.00 or more during 30 consecutive trading days. We may redeem the Series B Stock at the liquidation preference value after January 1, 2005. The Series B Stock does not have voting rights.

Statutory business combinations provision

     Buyers United is subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person becomes an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved at an annual or special meeting by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws, through action of its stockholders, to exempt itself from coverage, provided that such bylaw or certificate of incorporation amendment shall not become effective until

12 months after the date it is adopted. Buyers United has not adopted such an amendment to its certificate of incorporation or bylaws.

Limitation on directors' liabilities

     Pursuant to the certificate of incorporation and under Delaware law, directors and executive officers are not liable to Buyers United or its stockholders for monetary damages for breach of fiduciary duty, except liability in connection with a breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, dividend payments or stock repurchases illegal under Delaware law, or any transaction in which a director has derived an improper personal benefit.

     As permitted by Delaware law, Buyers United may enter into an indemnification agreement with its directors, pursuant to which Buyers United may pay certain expenses, including attorney's fees, judgments, fines, and amounts paid in settlement incurred by such directors in connection with certain actions, suits, or proceedings. These agreements will require directors to repay the amount of any expenses advanced if it shall be determined that the directors shall not have been entitled to indemnification. Further, Buyers United maintains liability insurance for the benefit of its directors and officers.

Penny stock rules

     It is likely public transactions in our stock will be covered by the Penny Stock rules, which impose significant restrictions on broker-dealers and may affect the resale of our stock. A penny stock is generally a stock that

     o    Is not listed on a national securities exchange or Nasdaq,
     o    Is listed in"pink sheets" or on the NASD OTC Bulletin Board,
     o    Has a price per share of lessthan $5.00 and
     o    Is issued by a company with net tangible assets less than $5 million.

     The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

     o    Determination of the purchaser's investment suitability,
     o    Delivery of certain information and disclosures to the purchaser, and
     o Receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

     Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. It is likely our common stock will be covered by the penny stock trading rules. Therefore, such rules may materially limit or restrict a holder's ability to resell our common stock, and the liquidity typically associated with other publicly traded equity securities may not exist.

Transfer agent

     The transfer agent for the common stock is Atlas Stock Transfer Company, Salt Lake City, Utah.

                              PLAN OF DISTRIBUTION

     The selling security holders and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock they acquire on exercise of their warrants or options on any stock exchange market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares.

     o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o    Privately negotiated transactions;

     o    Short sales;

     o Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

     o    A combination of any such methods of sale; and

     o    Any other method permitted pursuant to applicable law.

     Rather than sell shares under this prospectus, the selling security holders may sell shares under Rule 144 adopted under the Securities Act of 1933, after at least one year elapses from the date the warrants or options are exercised and the other requirements of the Rule are satisfied. The selling security holders may also engage in short sales against the box, puts and calls, and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Broker-dealers engaged by a selling security holder to sell its shares may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

     The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts.

     We have agreed to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act of 1933. The selling security holders have also agreed to indemnify us, and our directors, officers, agents, and representatives against certain liabilities, including certain liabilities under the Securities Act of 1933. In the opinion of the Securities and Exchange Commission such indemnification agreements are against public policy as expressed in the Securities Act of 1933 and are, therefore, unenforceable. The selling security holders and other persons participating in the distribution of the shares offered hereby are subject to the applicable requirements of Regulation M promulgated under the Securities Exchange Act of 1934 in connection with the sale of the shares.

                            SELLING SECURITY HOLDERS

     The following table details the name of each selling security holder, the number of shares owned by the selling security holder, and the number of shares that may be offered for resale under this prospectus. Because each selling security holder may offer all, some, or none of the shares it acquires on exercise of its warrants or options, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling security holder after the offering can be provided. The following table has been prepared assuming that all shares offered under this prospectus will be sold to parties unaffiliated with the selling security holders. Except as indicated, none of the selling security holders has had a significant relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. Unless otherwise indicated, the selling security holders have sole voting and investment power over their respective shares.

                                         Number Of     Number Of      Percentage
Selling Security Holder                Shares Owned  Shares Offered  Owned After

Adametz, James                            33,073        20,000           0.2
Alloy, Mark                              140,336        50,000           1.4
Bagley, Bryan                             50,000        50,000           0.0
Bagley, E. Dallin (1)                  1,329,867       762,500           7.2
Barnett, Steve (1)                       364,366       215,000           2.2
Bazelon, Richard and Eileen              248,502        50,000           3.0
Bernath, Michael and Amy                  86,510        25,000           0.9
Boomkamp, Pieter van Leeuwen               5,000         5,000           0.0
Brimhall, George and Brenda               74,898        50,000           0.4
Bywater, David                            75,000        75,000           0.0
Carrigan, Ellie                           81,536        50,000           0.5
Cohen, Leonard                            57,678        25,000           0.5
David, Philip                             99,212        30,000           1.0
David, Richard                           240,291       135,250           1.6
Deckelbaum, Morris; Morris Deckelbaum
  Trust                                   75,234        17,500           0.9
Dickerson, David; Dickerson Family
  Trust                                  317,516       180,000           2.0
Dove, Krissy                               4,000         4,000           0.0
Dritz, Steven                            212,403        87,500           1.9
Elliott, Lang                             96,458        35,000           0.9
Engineering Fitness                       86,079        37,500           0.7
Fabbri, Ina                               55,000        55,000           0.0
Friedlander, Charles                      28,841        12,500           0.2
Fulton, Peter                             52,766        52,766           0.0
Galterio, Richard                        116,365        73,488           0.6
Gatewood, Bennie                          97,563        56,500           0.6
Getz, Norman                              56,903        25,000           0.5
Gilbert, Warren                           25,000        25,000           0.0
Gilleland, Ned                            43,578        15,625           0.4

Gleason, Austin; Gleason Orthopedic      118,569        37,500           1.2
Gomes, Zachary                           134,842        25,000           1.7
Gordon, Chris                            452,424       314,500           2.0
Graves, Eugene                           182,075        75,000           1.6
Grow, David (1)                           75,000        75,000           0.0
Henderson, John                            2,500         2,500           0.0
Herzing, Henry                           540,214       225,000           4.5
Hickey, Bill and Pamela                  222,516        85,000           2.0
Hickey, Kim                               77,221        50,000           0.4
Highview Ventures, LLC                     6,250         6,250           0.0
Huse, Wilfred and Margaret;
  Wilfred Huse, MD Pension Plan          221,879       127,500           1.4
Jackson, William and Ann                 137,462        50,000           1.3
Jacobs, Norman                           131,188        50,000           1.2
Jagmin, Anthony                          110,912        25,000           1.3
Janis, Michael and Rosamond               98,089        45,000           0.8
Jarman, Paul (1)                         579,552       440,466           2.0
Joseph, Ralph                             22,641        10,000           0.2
Kandel, Brian                             28,841        12,500           0.2
Keating, Patrick                          28,841        12,500           0.2
Kimball, Robert                           77,211        25,000           0.8
Krogue, Ken (1)                          352,226       333,770           0.3
Labarbara, Luann                           2,500         2,000           0.0
Labarbara, Vincent                        79,036        34,036           0.7
Larbuisson, Patrick                       20,000        20,000           0.0
LeBlanc, Gene                             15,770        12,500           0.0
Lee, Daniel                              237,335        65,625           2.6
Leithauser, Charles                       65,000        25,000           0.6
Leithauser, Charles, Trustee              61,188        25,000           0.5
Levenstein, Lou                            6,000         6,000           0.0
MacNeil, Jeff and Shelly                 111,741        31,250           1.2
Malone, Karl (1)                         614,448       250,000           5.2
Malone, Karl and Kaye (1)                614,448       250,000           5.2
Markel, Rosalind                          60,000        60,000           0.0
Marsillo, Mario                           36,959        20,584           0.2
Meislich, Herbert                         94,061        25,000           1.0
Menillo, Gregory                         120,352        50,000           1.1
Menon, Venugopal                          16,396         5,000           0.2
Mirman, Al                                 8,250         8,250           0.0
Mirman, Ilene                            110,414        77,736           0.5
Moley, Andrew                            115,352        50,000           1.0
Mulkey II Ltd. Partnership                41,142        15,000           0.4
Mulkey, David                             88,536        50,000           0.6
Novogrodzky, Mario                        46,341        25,000           0.3
Nunley, P.; Nunley Investments           208,263        75,000           2.0
Patil, Jayakumar and Purnima             175,060        12,500           2.4
Peer, Don                                 16,500        16,500           0.0
Pepe, Danielle                            10,000        10,000           0.0
Pobiel, Ronald                            13,770         2,500           0.2
Preusser, Frank                           28,621        12,500           0.2
Radulovic, Alex                           79,063        50,000           0.4

Rand, Eric                               396,311       250,750           2.1
Ross, Brian                               29,000         6,250           0.3
Sansom, Roger                             14,958        10,000           0.1
Santoli, Stacy                             1,000         1,000           0.0
Schiller, Leonard                        138,335        40,625           1.5
Schiller, Phillip                         41,841        25,000           0.3
Siegel, Marc and Joyce                    77,615        42,736           0.5
Smed, Mogens                              88,000        50,000           0.6
Smith, Bryan                              10,000        10,000           0.0
Smith, Donald                             48,384        20,000           0.4
Smith, G. Douglas (1)                    688,768       624,916           0.9
Smith, Gary (1)                          537,584       140,000           5.9
Smith, George                            324,951        75,000           3.7
Smith, Rodney D.                           3,140         3,140           0.0
Smith, Thomas and Liz                    100,506        15,000           1.3
Sommer, Frederic                             800           800           0.0
Stern, Theodore (1)                    2,673,441     1,618,750          11.3
Stewart, Ronald                           25,000        25,000           0.0
Stewart, Stephen                          54,862        25,000           0.5
Stone, Joel                              125,919        50,000           1.1
Tanner, Stephen                           70,178        37,500           0.5
Toombs, Walter                            32,115        10,000           0.3
Trustees Bradshaw Taylor                   5,000         5,000           0.0
Van Le, Linda                             28,841        12,500           0.2
Volpe, Michael                            27,520        20,520           0.1
Wall Street Group, Inc.                   65,000        65,000           0.0
Wolfe, J. Michael                        108,533        56,250           0.8
Zayed, Adam                               11,000         4,000           0.1
------------------------

(1) These persons are directors, officers and/or principal stockholders.

                                  LEGAL MATTERS

     The legality of the issuance of the shares that may be reoffered by the selling security holders and certain other matters will be passed upon for Buyers United by Cohne, Rappaport & Segal, PC, Salt Lake City, Utah.

                                     EXPERTS

     The financial statements of Buyers United as of December 31, 2002 and for the years ended December 31, 2002 and 2001, appearing in this prospectus and registration statement have been audited by Crowe Chizek and Company LLC, independent auditors, as set forth in their report appearing elsewhere, and are included in reliance upon such report given upon the authority of Crowe Chizek and Company LLC as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, with respect to the shares offered. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules. For further information with respect to Buyers United and the shares offered, reference is made to the registration statement and the exhibits and schedules filed with the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, and the exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, telephone 1-800-SEC-0330, and copies of all or any part of the registration statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet web site at www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
Interim Financial Statements for the Six Months Ended June 30, 2003

      Condensed Consolidated Balance Sheets as of
      June 30, 2003 and December 31, 2002 (unaudited)                         42

      Condensed Consolidated Statements of Operations for the
      Six Months Ended June 30, 2003 and 2002 (unaudited)                     43

      Condensed Consolidated Statements of Cash Flows for the
      Six Months Ended June 30, 2003 and 2002 (unaudited)                     44

      Notes to Condensed Consolidated Financial Statements                    46

Financial Statements for the Year Ended December 31, 2002

      Report of Independent Auditors                                          50

      Consolidated Balance Sheet as of December 31, 2002                      51

      Consolidated Statements of Operations for the Years
      Ended December 31 2002 and 2001                                         52

      Consolidated Statements of Stockholders' Equity (Deficit) for the
      Years Ended December 31 2002 and 2001                                   53

      Consolidated Statements of Cash Flows for the Years
      Ended December 31 2002 and 2001                                         55

      Notes to Consolidated Financial Statements                              57

                           BUYERS UNITED, INC.

           CONDENSED CONSOLIDATED BALANCE SHEETS - (Unaudited)

                                               June 30,       December 31,
                                                 2003             2002
                                                 ----             ----
                  ASSETS
Current assets:
      Cash                                  $     511,010   $     994,360
      Restricted cash                           1,047,057         584,002
      Accounts receivable, net                  8,627,697       5,650,214
      Other current assets                        220,174         214,869
                                            --------------  --------------
            Total current assets               10,405,938       7,443,445

Property and equipment, net                     1,787,048         540,578

Other assets, net
      Customer lists                            6,077,046       3,000,000
      Technology and patents                      571,120             -
      Deferred advertising costs                1,338,487       1,776,124
      Other                                       415,573         384,801
                                            --------------  --------------
            Total other assets                  8,402,226       5,160,925
                                            --------------  --------------

            Total assets                    $  20,595,212   $  13,144,948
                                            ==============  ==============

   LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
      Line of credit                        $     893,587   $   1,276,252
      Notes payable                             5,303,920       6,099,580
      Touch America obligation                  1,066,236             -
      Accounts payable                          9,503,330       5,700,753
      Accrued liabilities                       1,472,361         772,347
      Accrued dividends payable on
        preferred stock                           390,855         377,688
      Accrued commissions and rebates             698,808         493,639
                                            --------------  --------------
            Total current liabilities          19,329,097      14,720,259

Notes payable                                   4,522,622       3,887,803
                                            --------------  --------------

            Total liabilities                  23,851,719      18,608,062

Stockholders' deficit:
      Preferred stock                                 265             242
      Common stock                                    633             599
      Additional paid-in capital               17,836,673      16,019,376
      Warrants and options outstanding          4,592,514       4,592,514
      Deferred consulting fees                    (14,757)        (25,174)
      Accumulated deficit                     (25,671,835)    (26,050,671)
                                            --------------  --------------
            Total stockholders' deficit        (3,256,507)     (5,463,114)
                                            --------------  --------------

            Total liabilities and
              stockholders' deficit         $  20,595,212   $  13,144,948
                                            ==============  ==============

                         See accompanying notes

                            BUYERS UNITED, INC.

       CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - (Unaudited)


                                                  Six Months Ended June 30,
                                                 ----------------------------
                                                     2003           2002
                                                     ----           ----
Revenues:
      Telecommunications services                $ 31,772,756   $ 11,567,981
      Other                                               -           35,561
                                                 -------------  -------------
            Total revenues                         31,772,756     11,603,542

Operating expenses:
      Costs of revenues                            17,256,646      6,179,829
      General and administrative                    7,731,109      2,942,940
      Selling and promotion                         5,022,383      1,721,319
                                                 -------------  -------------
            Total operating expenses               30,010,138     10,844,088
                                                 -------------  -------------

            Income from operations                  1,762,618        759,454

Other income (expense):
      Interest income                                   5,401          6,802
      Interest expense                               (992,095)      (688,724)
                                                 -------------  -------------
            Total other expense, net                 (986,694)      (681,922)
                                                 -------------  -------------

            Net income                           $    775,924   $     77,532

8% Preferred dividends on Series A and B
  preferred stock                                    (397,088)      (372,037)
                                                 -------------  -------------
            Net income (loss) applicable to
              common stockholders                $    378,836   $   (294,505)
                                                 =============  =============

Net income (loss) per common share:
            Basic                                $       0.06   $      (0.05)
            Diluted                                      0.06          (0.05)


Weighted average common shares outstanding:
            Basic                                   6,287,453      5,604,441
            Diluted                                 6,322,395      5,604,441



                           See accompanying notes

                            BUYERS UNITED, INC.

       CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - (Unaudited)

                                                                      Six Months Ended June 30,
                                                                      --------------------------
                                                                          2003          2002
Cash flows from operating activities:                                 ------------- ------------
      Net income                                                      $    775,924  $    77,532
      Adjustments to reconcile net income to net
         cash used in operating activities:
            Depreciation and amortization                                1,784,215      438,208
            Amortization included in interest expense resulting from
              issuing stock with notes                                       5,312       14,520
            Amortization of discount on notes payable                      231,010       70,703
            Amortization of note financing costs                            81,424       94,060
            Amortization of deferred consulting fees                        10,417       27,225
            Expense  related to the grant of options to purchase
              common shares                                                    -         66,396
            Changes in operating assets and
              liabilities:
                  Accounts receivable                                   (2,977,483)  (1,255,012)
                  Other assets                                            (660,476)  (1,330,721)
                  Checks in excess of available cash balances                  -       (186,866)
                  Accounts payable                                       3,314,524      390,291
                  Accrued commissions and rebates                          205,169      109,590
                  Accrued liabilities                                      550,013       87,395
                                                                      ------------- ------------
                      Net cash  provided  by (used) in) operating
                        activities                                       3,320,049   (1,396,679)
                                                                      ------------- ------------
Cash flows from investing activities:
      Increase in other assets                                             (52,126)     (17,060)
      Purchases of property and equipment                                 (524,402)    (155,836)
                                                                      ------------- ------------
                      Net cash used in investing activities               (576,528)    (172,896)
                                                                      ------------- ------------
Cash flows from financing activities:
      Restricted cash                                                     (463,055)     259,380
      Net borrowings and payments under line of credit                    (382,665)     236,900
      Borrowings under notes payable, net of debt issuance costs         2,299,955    2,315,750
      Principal payments on notes payable                               (4,678,422)    (444,826)
      Principal payments on capital lease obligations                          -       (110,443)
      Repurchase of shares from stockholders with less than 100 shares      (2,684)         -
                                                                      ------------- ------------
                      Net cash  provided  by (used in) financing
                        activities                                      (3,226,871)   2,256,761
                                                                      ------------- ------------
Net increase (decrease) in cash                                           (483,350)     687,186
Cash at the beginning of the period                                        994,360       57,100
                                                                      ------------- ------------
Cash at the end of the period                                         $    511,010  $   744,286
                                                                      ============= ============

                            See accompanying notes

                            BUYERS UNITED, INC.

       CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - (Unaudited)

                                                                    Six Months Ended June 30,
                                                                    -------------------------
                                                                        2003        2002
                                                                    -----------  ------------
Supplemental cash flow information:
   Cash paid for interest                                            $ 548,914    $ 463,094


Supplemental schedule of noncash investing and financing activities:
   Issuance of common shares in payment of preferred stock dividend  $ 377,688    $ 378,316
   Issuance of common shares in payment of deferred financing costs        -         49,548
   Issuance of common shares for officer's personal guaranty            36,300          -
   Issuance of warrants with promissory notes                              -        186,886
   Accrual of dividend payable on preferred stock                      397,088      372,037
   Retire and replace note payable                                     800,000          -
   Increase in Touch America obligation with amended agreement       3,098,000          -
   Issuance of preferred stock to acquire RTIP Network assets        1,400,738          -













                          See accompanying notes

                               BUYERS UNITED, INC.

               NOTES TO CONDENSED FINANCIAL STATEMENTS - (Unaudited)

                                  June 30, 2003

1.   Basis of Presentation

     The accompanying unaudited condensed consolidated financial statements of Buyers United, Inc. ("the Company" or "Buyers United") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB of Regulation S-B. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations.

     It is management's opinion, however, that all material adjustments (consisting of normal recurring accruals) have been made which are necessary for a fair financial statement presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

     For further information, refer to the consolidated financial statements and footnotes included in the Company's annual report on Form 10-KSB for the year ended December 31, 2002.

2.   Summary of Significant Accounting Policies

     Stock-Based Compensation: Employee compensation expense under stock options is reported using the intrinsic method. No stock-based compensation cost is reflected in net income (loss) applicable to common stockholders, since all options had an exercise price equal to or greater than the market price of the underlying common stock at the date of grant. The following table illustrates the effects on net income (loss) applicable to common stockholders and earnings (loss) per share if expense was measured using the fair value recognition provision of SFAS No. 123, "Accounting for Stock-Based Compensation:"

                                                                     Three months           Six months
                                                                    ended June 30,         ended June 30,
                                                                    2003       2002       2003       2002
                                                                    ----       ----       ----       ----
  Net income (loss) applicable to common stockholders:
  As reported                                                     $185,475  $(134,515) $ 378,836  $(294,505)
  Pro forma stock-option based compensation                        (88,677)  (187,214)  (157,809)  (374,429)
                                                                  --------- ---------- ---------- ----------
  Pro forma net income (loss) applicable to common stockholders   $ 96,798  $(321,729) $ 221,027  $(668,934)
                                                                  ========= ========== ========== ==========
  Basic and diluted net income (loss) per common share:
  As reported                                                     $  0.03   $   (0.02) $    0.06  $   (0.05)
  Pro forma basic and diluted net income (loss) per common share  $  0.02   $   (0.06) $    0.04  $   (0.12)

     Advertising Costs: The Company advertises its services through traditional venues such as print media to the general public. Costs associated with these advertising efforts are expensed as incurred.

     In addition to the traditional advertising means noted above, the Company participates in a direct response advertising campaign with LowerMyBills.com, Inc. (LMB), a web-based comparison shopping service. Through this campaign, the Company's name and the services it provides are displayed on LMB's web site. The Company is obligated to pay LMB a fee when a referred customer signs up for services with the Company. These fees are capitalized and then amortized over the period during which the future revenue benefits are expected to be received. The Company estimates this to be 24 months.

3.   Acquisitions

     I-Link Communications, Inc.
     On December 6, 2002, Buyers United entered into the Asset Purchase Agreement and Software License Agreement to purchase assets of I-Link, Inc., and its subsidiary, I-Link Communications, Inc., and license in perpetuity software developed by I-Link for the operation of a real-time Internet protocol communications network (RTIP Network). Customer billings and related expenses incurred pursuant to a related Management Agreement between the parties have been included in Buyers United's results since December 6, 2002. The transaction closed effective May 1, 2003, at which time the Company began to recognize revenue earned and expenses incurred.

     The assets acquired include dedicated equipment required for operating the RTIP Network, customers of I-Link serviced through the network, and certain trademarks. In consideration for the assets and software license, Buyers United issued to I-Link 246,430 shares of Series B Convertible Preferred Stock with a fair market value of $1,400,738, assumed certain liabilities, and agreed to issue an additional 53,570 shares of Series B Convertible Preferred Stock in equal monthly installments over a term of 10 months commencing June 1, 2003, subject to satisfaction of certain conditions pertaining to provisioning of one of the former I-Link customers acquired in the transaction. As the shares are issued the increase in purchase price associated with the shares will be allocated to Customer Lists. The first three monthly installments totaling 16,071 shares have been issued and delivered to I-Link. Assuming the remaining 37,499 shares are issued and delivered to I-Link, Buyers United will have 837,800 shares of Series B Convertible Preferred Stock outstanding. If all of the shares of Series B Preferred Stock are issued to I-Link and converted to common stock, I-Link would hold approximately 12.11 percent of the outstanding common stock of Buyers, without giving effect to the exercise of conversion or purchase rights under any other outstanding shares of preferred stock, options, or warrants.

     In connection with the closing, the parties together with Counsel Corporation, an Ontario corporation, and Counsel Communications LLC, a Delaware limited liability company, both affiliates of I-Link, entered into a Reimbursement Agreement pursuant to which Counsel Corporation, Counsel Communications, and I-Link agreed to reimburse Buyers United for any loss sustained as a result of any claims asserted against the assets acquired from I-Link by certain creditors of I-Link. Out of the shares it received in the transaction I-Link deposited in escrow 40,000 shares that may be applied to reimburse any such loss. This is in addition to 25,000 shares I-Link received in the transaction that has been deposited in escrow under the Asset Purchase Agreement to satisfy any claims for indemnification under the Asset Purchase Agreement.

     The purchase price allocation has been prepared on a preliminary basis, and reasonable changes are expected as additional information becomes available. The following table presents a summary of the estimated fair values of the assets acquired and liabilities assumed as of May 1, 2003, the closing date of the transaction:

            Computer and telecommunications switching equipment     $  980,410
            Customer list                                              456,197
            License on technology and patents                          595,951
                                                                    ----------
               Total assets acquired                                 2,032,558
                                                                    ----------

            Accounts payable and accrued liabilities                   481,820
            Acquisition costs                                          150,000
                                                                    ----------
                Total liabilities assumed                              631,820
                                                                    ----------

                Net assets acquired                                 $1,400,738
                                                                    ==========

     The customer list and licensed technology will be amortized over a period of three to four years.

     The following unaudited pro forma financial information presents results as if the acquisition had occurred at the beginning of the respective periods:

                                                 Three months ended         Six months ended
                                                       June 30,                  June 30,
                                                  2003         2002        2003           2003
                                              ------------ ------------ ------------ --------------
  Net revenue                                 $16,735,392  $ 8,777,607  $33,812,136  $ 15,761,209
  Net income (loss) applicable to
    common stockholders                           139,962   (5,017,450)     266,354    (7,921,281)

  Net income (loss) per share - basic         $      0.02  $     (0.88) $      0.04        $(1.41)
  Net income (loss) per share - fully diluted        0.02          *           0.04           *

     * - The net loss attributable to common shareholders and shares used in computing the net loss per share attributable to common shareholders for the 2002 periods are based on the historical weighted average common shares outstanding. Common stock issuable upon the exercise of stock options, warrants, or the conversion of preferred stock have been excluded from the computation of net loss per share attributable to common shareholders as the effect would be anti-dilutive.

     These pro forma results have been prepared for comparative purposes only and include certain adjustments such as additional amortization expense as a result of identifiable tangible and intangible assets arising from the acquisition. The pro forma results are not necessarily indicative either of the results of operations that actually would have resulted had the acquisition been in effect at the beginning of the respective periods, or of results to be achieved in the future.

     Touch America
     On December 20, 2002, Buyers United entered into an agreement with Touch America, Inc., a subsidiary of Touch America Holdings, Inc., to purchase a substantial number of its long distance customers, including the carrier identification code used to service those customers. Buyers United did not purchase any accounts receivable, equipment, or other assets of Touch America. Buyers United agreed to pay to Touch America account receivable balances that predate the sale as collected by Buyers United, subject to certain fees payable to Buyers United. Buyers United made an initial payment of $3,000,000 to Touch America. The original purchase price was $6,750,000, but the parties subsequently entered into an amendment of the original purchase agreement on June 6, 2003 that provided for the purchase of additional customers from Touch America by Buyers and reduced the purchase price on the initial customer base to $6,098,000. Under the amendment the original bill of sale for the customers was amended and restated to correct certain inaccuracies in the customers originally sold to Buyers United in December 2002, and to add new customers purchased in June 2003. The new customers purchased include all customers that are actually transferred to Buyers United and use the long distance services of Buyers United during the month of August 2003 (the "New Customers"). The purchase price for this additional customer base will be 2.5 times the aggregate long distance service usage of the New Customers for August 2003. As of June 6, 2003, the Company had paid a total of $5,018,166 in cash towards the purchase price. The balance of the purchase price is payable in monthly installments equal to 7.2 percent of the collection during the preceding month on all customers acquired from Touch America.

4.   Long-term Debt

     In January and February 2003 the Company received $500,000 from the issuance of promissory notes payable, $400,000 of which came from three Directors of the Company. The unsecured notes bear interest at 12% and are due in 2004 through early 2005.

     On February 28, 2003, the Company retired its $1,050,000 note payable by paying $250,000 in cash and issuing a new promissory note for $800,000. In addition, the Company issued 50,000 shares of common stock in connection with the original agreement. The new note is unsecured and bears interest at 10%, payable monthly. Principal is also payable monthly based on 20% of billings collected during each monthly billing period from designated customers.

     In May and June 2003 the Company received $500,000 from the issuance of promissory notes payable. The notes are secured by computer and telecommunications equipment, bear interest at 12%, and are due in May and June 2006.

     In June 2003 the Company issued $1,400,000 in promissory notes for cash used primarily for purchasing customers from Touch America, Inc. (see note
     3). The notes are unsecured and bear interest at 10%, with principal and interest payable monthly. The principal paid each month equals 10% of billings collected during each monthly billing period from the acquired Touch America customers. After all principal is repaid, note holders will continue to receive 5% of such collected billings. There was a 5% commission paid to the sales agent in connection with the issuance of the notes.

5.   Capital Transactions

     On January 15, 2003, the Company Issued 15,000 shares of stock to one of its directors for providing a credit guaranty to one of its wholesale telecommunication service providers. The fair market value of the stock was $36,300.

     During June 2003, the Company initiated a program to repurchase outstanding common stock from shareholders of record with total holdings of 100 or fewer shares. The offering price per share is $1.75. As of August 12, 2003, the Company has repurchased 1,534 shares. The program will continue through the remainder of 2003 and is not expected to have a material impact on the financial statements of the Company.

     See note 3 above for discussion of preferred stock transaction related to the I-Link acquisition.

6.   Major suppliers

     Approximately 97% and 84% of the Company's cost of revenue during 2002 and 2001, respectively, was generated from three telecommunication providers. As of June 30, 2003, the Company owed $4,909,974 to these providers. The Company has entered into contractual agreements with these vendors. During 2002 two of these providers filed for bankruptcy protection under Chapter 11, and the other provider is currently being scrutinized by the Securities and Exchange Commission over certain accounting matters. Although the Company has not experienced a disruption of service and feels it could replace any one of these sources with other wholesale telecommunication service providers, the effect on the Company's operations of potentially losing any one or all three of these service providers is unknown.

7.   Subsequent events

     On July 5, 2003, the Company issued two 12% promissory notes to Theodore Stern, Chairman of the Board, aggregating $435,388. This amount represented unpaid interest accrued up to that date on virtually all of Mr. Stern's other promissory notes. These two new notes mature on July 5, 2005, and interest is payable monthly.

     During August of 2003, Buyers United agreed to purchase approximately 12,000 long distance customers or $300,000 in monthly revenue from Glyphics Communications (Glyphics). Buyers United agreed to pay Glyphics 2.25 times the current monthly revenue of purchased customers in monthly payments equal to a fixed percentage of the actual purchased customers cash receipts over an estimated nine month period. Buyers United will manage the purchased customers on behalf of Glyphics under a Transition Agreement until the transaction closes.

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareholders
Buyers United, Inc. and Subsidiary
Salt Lake City, Utah


We have audited the accompanying consolidated balance sheet of Buyers United, Inc. and Subsidiary as of December 31, 2002 and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Buyers United, Inc. and Subsidiary as of December 31, 2002 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, deficit cash flows from operations, negative working capital, and has a net capital deficiency. These results as reported in the accompanying financial statements raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 13 to the financial statements, the Company adopted new accounting guidance from classification of gains or loss from extinguishment of debt.


                                          Crowe Chizek and Company LLC

Oak Brook, Illinois
March 14, 2003

                       BUYERS UNITED, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                December 31, 2002

--------------------------------------------------------------------------------

                             ASSETS
Current assets:
  Cash                                                              $   994,360
  Restricted cash                                                       584,002
  Accounts receivable, net of allowance for doubtful accounts
    of $1,425,000                                                     5,650,214
  Other current assets                                                  214,869
                                                                    ------------
    Total current assets                                              7,443,445


Property and equipment, net                                             540,578
Deposit to purchase Touch America customers                           3,000,000
Deferred advertising costs, net                                       1,776,124
Other assets                                                            384,801
                                                                    ------------

    Total assets                                                    $13,144,948
                                                                    ============
              LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Line of credit                                                    $ 1,276,252
  Notes payable                                                       6,099,580
  Accounts payable                                                    5,700,753
  Accrued liabilities                                                   772,347
  Accrued dividends payable on preferred stock                          377,688
  Accrued commissions and rebates                                       493,639
                                                                    ------------
    Total current liabilities                                        14,720,259

Notes payable                                                         3,887,803
                                                                    ------------
    Total liabilities                                                18,608,062

Stockholders' deficit:
  Preferred stock, $0.0001 par value; 15,000,000 shares authorized;
    Series A 8% cumulative convertible preferred stock; 1,865,000
      shares issued and outstanding (liquidation value of $3,730,000)       187
    Series  B 8%  cumulative  convertible  preferred  stock; 553,800
      shares issued and outstanding (liquidation value of $5,538,000)        55
  Common stock, $0.0001 par value; 100,000,000  hares authorized;
    5,985,262 shares issued and outstanding                                 599
  Additional paid-in capital                                         16,019,376
  Warrants and options outstanding                                    4,592,514
  Deferred consulting fees                                              (25,174)
  Accumulated deficit                                               (26,050,671)
                                                                    ------------

    Total stockholders' deficit                                      (5,463,114)
                                                                    ------------

    Total liabilities and stockholders' deficit                     $13,144,948
                                                                    ============
--------------------------------------------------------------------------------

          See accompanying notes to consolidated financing statements.

                       BUYERS UNITED, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     Years ended December 31, 2002 and 2001

--------------------------------------------------------------------------------

                                                           2002         2001
                                                           ----         ----
Revenues:
  Telecommunications services                          $30,110,528  $14,256,990
  Other                                                     52,922       84,987
                                                       ------------ ------------
    Total revenues                                      30,163,450   14,341,977

Operating expenses:
  Costs of revenues                                     16,295,201    9,348,215
  General and administrative                             7,365,569    6,163,505
  Selling and promotion                                  4,646,029    3,319,409
  Termination of lease and write-off of web-site
    development costs                                          -        980,086
                                                       ------------ ------------
    Total operating expenses                            28,306,799   19,811,215
                                                       ------------ ------------

    Income (loss) from operations                        1,856,651   (5,469,238)

Other income (expense):
  Interest income                                           17,980       15,571
  Interest expense                                      (1,544,448)    (997,882)
  Gain on early extinguishment of debt                                  383,520
                                                       ------------ ------------

    Total other expense, net                            (1,526,468)    (598,791)
                                                       ------------ ------------

    Net income (loss)                                  $   330,183  $(6,068,029)

Preferred stock dividends:

  8% dividends on Series A and B preferred stock          (749,725)    (738,957)
  Beneficial  conversion  feature  related to
    Series B preferred stock                                   -        (20,498)
                                                       ------------ ------------
    Total preferred stock dividends                       (749,725)    (759,455)
                                                       ------------ ------------

    Net loss applicable to common stockholders         $  (419,542) $(6,827,484)
                                                       ============ ============

Basic and diluted net loss per common share:           $     (0.07) $     (1.49)
                                                       ============ ============

Weighted average common shares outstanding:
    Basic and diluted                                    5,740,811    4,583,698
                                                       ============ ============
--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                       BUYERS UNITED, INC. AND SUBSIDIARY
         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) Years
                        ended December 31, 2002 and 2001

------------------------------------------------------------------------------------------------------------------------------------
                                                                        Additional   Warrants/   Deferred
                                    Preferred Stock     Common Stock     Paid-in      Options   Consulting  Accumulated
                                    Shares   Amount   Shares    Amount   Capital    Outstanding    Fees       Deficit       Total
                                   --------- ------ ----------  ------ ----------- ----------- ---------- ------------- -----------
Balance at December 31, 2000       2,328,800 $  233 $3,988,940  $  399 $13,005,703 $ 4,073,144 $ (98,145) $(18,803,645) $(1,822,311)

 Issuance of common shares for
  services                                 -      -    148,805      15     104,572           -         -             -      104,587
 Issuance of common shares with
  consulting agreement                     -      -    100,000      10     124,990           -  (125,000)            -            -
 Issuance of common shares in
  connection with debt
  extinguishment                           -      -     35,000       4      22,397           -         -             -       22,401
 Conversion of preferred shares to
  common                              (5,000)     -      5,000       -           -           -         -             -            -
 Issuance of common shares in
  connection with notes payable            -      -    430,000      43     360,130           -         -             -      360,173
 Issuance of warrants for services
  and with consulting agreements           -      -          -       -           -      54,515         -             -       54,515
 Amortization of deferred
  consulting fees                          -      -          -       -           -           -    45,774             -       45,774
 Issuance of warrants with notes
  payable                                  -      -          -       -           -      32,239         -             -       32,239
 Issuance of common stock for debt
  guarantee                                -      -    100,000      10     144,990           -         -             -      145,000
 Imputed interest on notes payable         -      -          -       -      25,500           -         -             -       25,500
 Issuance of Series B preferred
  stock and warrants, netof
  offering costs                     110,000     11          -       -     797,588     302,401         -             -    1,100,000
 Beneficial conversion dividend on
  Series B preferred stock                 -      -          -       -      20,498           -         -       (20,498)           -
 Cancellation of options issued
  for services                             -      -          -       -           -     (78,965)   78,965             -            -
 Preferred stock dividends                 -      -          -       -           -           -         -      (738,957)    (738,957)
 Issuance of common shares as
  payment of preferred stock
  dividends                                -      -    504,884      50     584,487           -         -             -      584,537
 Net loss                                  -      -          -       -           -           -         -    (6,068,029)  (6,068,029)
                                   -------------------------------------------------------------------------------------------------

Balance at December 31, 2001       2,433,800 $  244  5,312,629  $  531 $15,190,855 $ 4,383,334  $(98,406) $(25,631,129) $(6,154,571)


                                  (Continued)

                       BUYERS UNITED, INC. AND SUBSIDIARY
     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) - (Continued)
                     Years ended December 31, 2002 and 2001


------------------------------------------------------------------------------------------------------------------------------------
                                                                        Additional   Warrants/   Deferred
                                    Preferred Stock     Common Stock     Paid-in      Options   Consulting  Accumulated
                                    Shares   Amount   Shares    Amount   Capital    Outstanding    Fees       Deficit       Total
                                   --------- ------ ----------  ------ ----------- ----------- ---------- ------------- -----------
Balance at December 31, 2001       2,433,800 $  244 $5,312,629  $  531 $15,190,855 $ 4,383,334 $ (98,406) $(25,631,129) $(6,154,571)

 Conversion of preferred shares to
  common                             (15,000)    (2)    55,000       6          (4)          -         -             -            -
 Issuance of common shares in
  connection with notes payable            -      -     17,998       2      18,796           -         -             -       18,798
 Issuance of warrants for services
  and with consulting agreements           -      -          -       -           -     102,118         -             -      102,118
 Amortization ofdeferred consulting
  fees                                     -      -          -       -           -           -    73,232             -       73,232
 Issuance of warrants with notes
  payable                                  -      -          -       -           -     232,259         -             -      232,259
 Issuance of common stock for debt
  guarantee                                -      -     25,000       3      30,747           -         -             -       30,750
 Imputed interest on notes payable         -      -          -       -      28,686           -         -             -       28,686
 Cancellation of warrants issued
  for services                             -      -          -       -           -    (125,197)        -             -     (125,197)
 Preferred stock dividends                 -      -          -       -           -           -         -      (749,725)    (749,725)
 Issuance of common shares as
  payment of preferred stock
  dividends                                -      -    574,635      57     750,296           -         -             -      750,353
 Net income                                -      -          -       -           -           -         -       330,183      330,183
                                   -------------------------------------------------------------------------------------------------

Balance at December 31, 2002       2,418,800 $  242  5,985,262  $  599 $16,019,376 $ 4,592,514 $ (25,174) $(26,050,671) $(5,463,114)
                                   =================================================================================================


--------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                       BUYERS UNITED, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 2002 and 2001

--------------------------------------------------------------------------------

                                                           2002         2001
                                                           ----         ----
Cash flows from operating activities:
  Net income (loss)                                    $   330,183  $(6,068,029)
  Adjustments to reconcile net  income (loss) to net
   cash  used in operating activities:
     Gain on early extinguishment of debt                        -     (383,520)
     Depreciation and amortization                       1,191,196      766,869
     Interest expense resulting from issuing stock and
      warrants with notes                                   28,686      255,623
     Amortization of discount on notes payable             237,444        6,140
     Amortization of note financing costs                  174,977      169,154
     Amortization of deferred consulting fees               73,232       45,774
     Services rendered in exchange for shares of common
      stock                                                      -      104,587
     Expense related to the grant of options to purchase
      common shares                                        (23,079)      54,515
     Termination oflease and write-off of web-site
      development costs                                          -      980,086
     Changes in operating assets and liabilities:
       Accounts receivable                              (3,378,341)    (724,591)
       Other assets                                     (2,379,009)    (112,176)
       Checks in excess of available cash balances        (186,866)     186,866
       Accounts payable                                  1,821,236      430,271
       Accrued commissions and rebates                     168,861      249,244
       Accrued liabilities                                 263,322     (106,103)
                                                        -----------  -----------

         Net cash used in operating activities          (1,678,158)  (4,145,290)
                                                        -----------  -----------
Cash flows from investing activities:
  Increase in other assets                                (194,915)     (63,535)
  Purchases of property and equipment                     (317,399)    (213,145)
  Deposits to purchase Touch America customers          (3,000,000)           -
                                                        -----------  -----------

         Net cash used in investing activities          (3,512,314)    (276,680)
                                                        -----------  -----------
Cash flows from financing activities:
  Change in restricted cash                                106,310     (462,542)
  Net borrowings under line of credit                      702,080      574,172
  Borrowings under notes payable, net of debt issuance
   costs                                                 7,818,850    3,833,750
  Principal payments on notes payable                   (2,297,351)    (120,000)
  Principal payments on capital lease obligations         (202,157)    (500,358)
  Issuance of preferred/common shares for cash, net of
   offering costs                                                -    1,097,223
                                                        -----------  -----------

         Net cash provided by financing activities       6,127,732    4,422,245
                                                        -----------  -----------

Net increase in cash                                       937,260          275
Cash at the beginning of the period                         57,100       56,825
                                                        -----------  -----------
Cash at the end of the period                           $  994,360   $   57,100
                                                        ===========  ===========

                                  (Continued)

                       BUYERS UNITED, INC. AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)
                     Years ended December 31, 2001 and 2000

--------------------------------------------------------------------------------

                                                                2002      2001
                                                                ----      ----

Supplemental cash flow information:
  Cash paid for interest                                      $890,490  $459,442


Supplemental schedule of noncash investing and financing
 activities:
  Issuance of common  shares in payment of  preferred stock
   dividend                                                   $750,353  $584,537
  Issuance  of common  shares in payment of  deferred services       -   125,000
  Issuance  of common  shares in payment of  deferred
   financing costs                                              18,793   222,075
  Issuance of common shares in extinguishment of debt                -    22,400
  Issuance of warrants with promissory notes                   232,259    32,239
  Beneficial conversion dividend on Series B preferred shares        -    20,498
  Accrual of dividend payable on preferred stock               749,725   738,957
  Assets acquired under capital lease arrangements                   -   109,100
  Issuance of common shares for supplier guaranty               30,750    27,475














          See accompanying notes to consolidated financial statements.

                       BUYERS UNITED, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------
NOTE 1 - DESCRIPTION OF THE COMPANY AND NATURE OF OPERATIONS

Buyers United, Inc. ("the Company") was incorporated on August 23, 1994 in the state of Utah and was reincorporated in the state of Delaware on April 9, 1999. The Company was formerly known as Linguistix, Inc., Buyers United International, Inc., BUI, Inc., and BuyersOnline.com, Inc. In 2001, the Company changed its name to Buyers United, Inc., the same name as its dormant, wholly owned Utah subsidiary. The Company merged the subsidiary into the parent entity during 2002. At the time of the name change, the Company's trading symbol also changed to "BYRS."

The Company is a consumer buying organization with the objective of providing high quality consumer products and services at favorable prices to its members. The Company forms strategic alliances with various consumer service providers in an effort to combine the purchasing power of its members to negotiate favorable prices from these providers. During the years ended December 31, 2002 and 2001, the Company primarily provided discounted long distance telecommunication services to its members.

On December 6, 2002, Buyers United entered into an agreement to purchase assets of I-Link, Inc., and its subsidiary, I-Link Communications, Inc., and license in perpetuity software developed by I-Link for the operation of a real-time Internet protocol communications network (RTIP Network). The assets acquired include dedicated equipment required for operating the RTIP Network, customers of I-Link serviced through the network, and certain trademarks. In consideration for the assets and software license, Buyers United agreed to issue to I-Link 300,000 shares of Series B Convertible Preferred Stock and assume certain liabilities. Completion of the purchase is subject to obtaining government and third-party approvals, and obtaining releases of third party security interests in the assets. The parties are pursuing efforts to satisfy these closing conditions for the purchase of assets, but cannot predict when or if the conditions will be satisfied and the transaction closed. Since this transaction has not closed, the effects of this transaction have not been reflected in the accompanying financial statements.

Concurrently with the agreement for the purchase of I-Link assets, I-Link and Buyers United entered into transition and management agreements pursuant to which Buyers United was appointed to manage all of the assets to be acquired from I-Link pending the closing of the purchase. Under the agreements, Buyers
United assumed responsibility for day-to-day operation of the RTIP Network previously operated by I-Link that is to be sold to Buyers United, is responsible for all customer billing and collection, has the right to use the RTIP Network to provide telecommunications service to its customers, and is entitled to receive a management fee equal to 10 percent of revenue generated from I-Link customers after the payment of all expenses of the RTIP Network and providing service to such customers. Since the revenues generated and expenses paid are not legally the Company's the net impact of these items is reflected in other liabilities and operating expenses in the accompanying financial statements.

                                  (Continued)

                       BUYERS UNITED, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------

In connection with the transaction, Buyers United agreed to sublease certain space occupied by I-Link, but subsequently negotiated a new lease arrangement for the space. Buyers United is leasing through November 2004, 14,339 square feet of space at 13751 S. Wadsworth Park Drive, Draper, Utah, at a monthly cost of $16,728. In consideration for entering into this agreement, I-Link agreed to subsidize a total of $36,232 in lease payments, which represents the difference between the amount of the original sublease obligation of Buyers United and the monthly cost of the space under the new lease arrangement. In the event the asset purchase transaction between Buyers United and I-Link does not close, Buyers United has the right to terminate the lease arrangement without further liability to I-Link or the landlord.

On December 20, 2002, Buyers United entered into an agreement with Touch America, Inc., a subsidiary of Touch America Holdings, Inc., to purchase approximately 70,000 of the switched voice telecommunication customers of Touch America, including the carrier identification code used to service those customers. Buyers United did not purchase any accounts receivable, equipment, or other assets of Touch America. Buyers United agreed to pay to Touch America account receivable balances that predate the sale as collected by Buyers United, subject to certain fees payable to Buyers United. Buyers United made an initial payment of $3 million dollars to Touch America. The original purchase price was $6,750,000, but the parties are now attempting to negotiate a reduction in the purchase price due to errors and other discrepancies the parties subsequently discovered in the list of accounts sold to Buyers United. The balance of the final purchase price will be paid in monthly increments based on a percentage of revenue generated by the acquired customer accounts. Since the transaction had not yet closed as of December 31, 2002, no additional amounts have been reflected in the accompanying balance sheet. The conditions for closing the purchase were satisfied in March 2003.

During the years ended December 31, 2002 and 2001, the Company's net loss applicable to common stockholders was $419,542 and $6,827,484, respectively. As of December 31, 2002, the Company had a working capital deficit of $7,276,814 and an accumulated deficit of $26,050,671. During the years ended December 31, 2002 and 2001, the Company's operations used $1,678,158 and $4,145,290 of cash, respectively. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

During 2001 the Company began several cost-reduction initiatives, which continued into 2002. The net result of these efforts resulted in operating expenses (unrelated to costs of revenue and termination of lease and web-site costs) decreasing as a percentage of revenue from 66% during 2001 to 40% during 2002. In addition, the Company's revenues increased 110% during 2002 as compared to 2001.

The Company is subject to certain risk factors frequently encountered by companies lacking adequate capital and are continuing the development of multiple business lines that may impact its ability to become a profitable enterprise. These risk factors include:

                                  (Continued)

                       BUYERS UNITED, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------

     a) The consumer buying organization industry is characterized by intense competition, and many of the Company's competitors are substantially larger than the Company with greater financial and other resources. In addition, the Company is currently marketing telecommunications services, including long distance services, to its members. The U.S. long distance telecommunications industry is highly competitive and significantly influenced by the marketing and pricing strategies of the major industry participants, which are significantly larger than the Company and have substantially greater resources.

     b) The Company's relationship marketing system is or may be subject to or affected by extensive government regulation, including without limitations, state regulation of marketing practices and federal and state regulation of the offer and sale of business franchises, business opportunities, and securities. Long distance telecommunications carriers currently are subject to extensive federal and state government regulation.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of Buyers United, Inc. and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated upon consolidation.

Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates include the allowance for doubtful accounts.

Revenue Recognition: The Company's revenue recognition policy with respect to reseller agreements is to record gross revenues and receivables from customers when the Company acts as principal in the transaction; takes title to the products or services; and has risks and rewards of ownership, such as risk of loss for collection, delivery, or returns. Revenues from sales of services are recognized upon providing the services to the customers

Restricted Cash: In accordance with the Company's agreements with RFC Capital Corp. (Note 4) and with certain vendors, the Company maintains a restricted cash account for the collection of the Company's receivables. As of December 31, 2002, the Company had $584,002 of cash that was restricted.

                                  (Continued)

                       BUYERS UNITED, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------

Accounts Receivable and Allowance for Doubtful Accounts: Accounts receivable is comprised of amounts billed and billable to customers, net of an allowance for uncollectible amounts. The gross receivable balance outstanding as of December 31, 2002 is comprised of the following:

                  Billed amounts           $ 4,524,390
                  Unbilled amounts           2,550,824
                                           -----------
                                           $ 7,075,214
                                           ===========

Finance charges are assessed to accounts once the amount owed is past due based on their specific terms. The amount of trade receivables billed and outstanding that are not being assessed finance charges are $2.2 million. The amount of trade receivables that are past due more than 90 days and still accruing fees are approximately $700,000.

The allowance for doubtful accounts is estimated by management and is based on specific information about customer accounts, past loss experience, and general economic conditions. During the three months ended December 31, 2002 the Company recorded a $400,000 adjustment to increase the allowance for doubtful accounts. An account is written off by management when deemed uncollectible, although collections efforts may continue.

Property and Equipment: Property and equipment are stated at cost. Major additions and improvements are capitalized, while minor repairs and maintenance costs are expensed when incurred. In accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for
Internal Use," the Company capitalizes certain costs incurred for the development of internal use software. These costs include the costs associated with coding, software configuration, upgrades, and enhancements. In March 2000, the Emerging Issues Task Force issued its consensus on Issue No. 00-2, "Accounting for Web Site Development Costs." Of such costs the Company disposed of significant amounts during 2001, and capitalized approximately $127,000 during 2002.

Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets as follows:

    Computer and office equipment                           2 to 3 years
    Internal-use software and web site development costs    2 years
    Furniture and fixtures                                  3 to 7 years

Advertising Costs: The Company advertises its services through traditional venues such as print media to the general public. Costs associated with these advertising efforts are expensed as incurred, and were $29,781 and $66,455 for the years ended December 31, 2002 and 2001, respectively.

In addition to the traditional advertising means noted above, the Company participates in a direct response advertising campaign with LowerMyBills.com, Inc. (LMB), a web-based comparison shopping service. Through this campaign, the


                                  (Continued)

                       BUYERS UNITED, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------

Company's name and the services it provides are displayed on LMB's web site. The Company is obligated to pay LMB a referral fee when a customer signs up for services through LMB's web site. The fees associated with this advertising campaign were deferred and aggregated $2,579,307 during the year ended December 31, 2002. These fees have been amortized over the period during which the future benefits are expected to be received, which was 24 months at December 31, 2002. The fees and related accumulated amortization of $803,183 was included with other assets as of December 31, 2002.

Fair Value of Financial Instruments: The carrying amounts reported in the accompanying consolidated balance sheet for cash, receivables, and accounts payable approximate fair values because of the immediate or short-term maturities of these financial instruments. The fair value of the Company's notes payable and preferred stock also approximate fair value based on current rates for similar debt and fixed-rate instruments.

Debt Issuance Costs: As an inducement to various investors, shareholders, and board members to lend monies to the Company, shares of common stock and warrants to purchase shares of common stock were issued to them. The fair market value of those shares at the date of issuance has been capitalized as debt issuance costs and is being amortized over the life of the loans. Amortization of these costs for the years ended December 31, 2002 and 2001 was $237,446 and $149,104, respectively, and are included in interest expense. The remaining amortization period for these costs is less than two years as of December 31, 2002.

Stock-Based Compensation: Employee compensation expense via stock option grants is reported using the intrinsic method. No stock option-based compensation expense is included in net income (loss) as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at the date of grant. The following table illustrates the effect on net income
(loss) and earnings (loss) per share if expense was measured using the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation":

                                                               2002        2001
                                                               ----        ----
Net loss applicable to common stockholders:
  As reported                                             $  (419,542) $(6,827,484)
  Pro forma stock-option based compensation                  (748,857)    (710,762)
                                                          ------------ ------------
  Pro forma net loss applicable to common stockholders    $(1,168,399) $(7,538,246)
                                                          ============ ============
Basic and diluted net loss per common share:
  As reported                                             $     (0.07) $     (1.49)
  Pro forma basic and diluted net loss per common share   $     (0.20) $     (1.64)



                                  (Continued)

                       BUYERS UNITED, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------

The fair value of the options was estimated at the date of grant using the following weighted average assumptions:
                                                     2002          2001
                                                     ----          ----

            Risk-free interest rate                  3.71%         2.18%
            Dividend yield                              -             -
            Expected volatility                       104%          111%
            Weighted average expected life         4.7 years     5.6 years

The weighted average fair values of options granted during the years ended December 31, 2002 and 2001 was $1.01 and $2.51, respectively. The pro forma effects of applying SFAS No. 123 are not indicative of future amounts. Additional awards in future years are anticipated.

Income Taxes: The Company recognizes a liability or asset for the deferred income tax consequences of all temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets and liabilities are recovered or settled. These deferred income tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse.
Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

Net Loss Per Common Share : Basic net loss per common share ("Basic EPS") excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted net loss per common share ("Diluted EPS") reflects the potential dilution that could occur if stock options or other common stock equivalents were exercised or converted into common stock. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an antidilutive effect on net loss per common share.

Outstanding options of employees and directors to purchase 3,592,721 and 2,818,585 shares of common stock as of December 31, 2002 and 2001, respectively; 4,634,000 and 4,689,000 shares of common stock issuable upon the conversion of preferred stock as of December 31, 2002 and 2001, respectively; and 5,529,282 and 5,345,732 shares of common stock issuable upon exercise of warrants to purchase common stock as of December 31, 2002 and 2001, respectively, were not included in the computation of Diluted EPS because they would be antidilutive.

Reclassifications: Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

Recent Accounting Pronouncements: On June 29, 2001, the Financial Accounting Standards Board (FASB) approved its proposed SFAS No. 141 ("SFAS No. 141"), "Business Combinations," and SFAS No. 142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets."


                                  (Continued)

                       BUYERS UNITED, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------

Under SFAS No. 141, all business combinations should be accounted for using the purchase method of accounting; use of the pooling-of-interests method is prohibited. The provisions of the statement apply to all business combinations initiated after June 30, 2001. SFAS No. 142 applies to all acquired intangible assets whether acquired singly, as part of a group, or in a business combination. The statement supersedes Accounting Principles Board ("APB") Opinion No. 17, "Intangible Assets," and will carry forward provisions in APB Opinion No. 17 related to internally developed intangible assets. The adoption of these statements as of January 1, 2002 did not have a material impact on the Company's results of operations, financial position, or liquidity.

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The Company is required to adopt SFAS No. 143 for fiscal years beginning after June 15, 2002. Thus, the Company will need to adopt SFAS No. 143 as of January 1, 2003. SFAS No. 143 requires businesses to recognize a liability for an asset retirement obligation when it is incurred. This liability should be recorded at its fair value, and a corresponding increase in the carrying amount of the related long-term asset should be recorded as well. The adoption of SFAS No. 143 on January 1, 2003 did not have a material impact on the Company's results of operations, financial position, or liquidity.

On October 3, 2001 the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale. The long-lived assets that are to be disposed of by sale should be measured at the lower of book value or fair value less any selling expenses. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. The statement is effective for the Company for all financial statements issued for fiscal years beginning after December 15, 2001. The adoption of this pronouncement did not have a material effect on the Company's results of operations, financial position, or liquidity.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statement 4, 44, and 64, Amendment of FASB Statements 13, and Technical Corrections." SFAS No. 145 rescinds the provisions of SFAS No. 4 that requires companies to classify certain gains and losses from debt extinguishments as extraordinary items and amends the provisions of SFAS No. 13 to require that certain lease modifications be treated as sale/leaseback transactions. The provisions of SFAS No. 145 related to classification of debt extinguishments are effective for fiscal years beginning after May 15, 2002. Commencing January 1, 2003 the Company will classify debt extinguishments costs within income from operations. The provisions of SFAS No. 145 related to lease modifications are effective for transactions occurring after May 15, 2002. The adoption of this statement on January 2, 2003 did not have a material impact on the Company's financial position or results of operations.

In December 2002 the FASB issued SFAS No. 148 "Accounting for Stock Based Compensation - Transition and Disclosure." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation" to provide alternative methods of


                                  (Continued)

                       BUYERS UNITED, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------
transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This amendment also changes the disclosure requirements of SFAS No. 123 to require more prominent disclosures in both annual and interim financial statements about the methods of accounting for stock-based employee compensation and the effects of the method used on reported amounts. SFAS No. 148 is effective for fiscal years ending after December 15, 2002. The Company has opted to continue accounting for stock options under the intrinsic value method prescribed in APB Opinion No. 25 for the year ended December 31, 2002.

NOTE 3 - PROPERTY AND EQUIPMENT

At December 31, 2002, property and equipment consists of the following:

            Computer and office equipment                $1,325,175
            Internal-use software                           209,096
            Furniture and fixtures                          270,371
                                                         ----------
                                                          1,804,642
            Accumulated depreciation and amortization     1,264,064
                                                         ----------
                                                         $  540,578
                                                         ==========

During 2001 the Company reviewed its investment in leased computer equipment and software, and determined that it could achieve its growth objectives and serve its customers with a different equipment and software solution. During 2001, the Company also replaced its web site software with a newly-developed program. The total cost of removing the unamortized book value of the above assets was $980,086 and is included in the consolidated statement of operations.

NOTE 4 - LINE OF CREDIT

During 2002 the Company renewed its line of credit agreement with RFC Capital Corporation ("RFC"). The facility allowed the Company to borrow up to $2.5 million based on the Company's eligible accounts receivable and unbilled receivables. On January 21, 2003, the Company amended its agreement with RFC. The new arrangement allows the Company to borrow up to $5 million based on eligible accounts receivable and unbilled receivables. The facility bears interest at prime plus 3% and expires in January 2006.

As security for the line of credit, the Company is required to maintain a lock box at a financial institution. As of December 31, 2002, there was $506,639 of restricted cash specifically associated with this agreement. At December 31, 2002, the Company had borrowed the maximum amount available based on eligible accounts receivable at that time, which amounted to $1,276,252.


                                  (Continued)

                       BUYERS UNITED, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 5 - LONG-TERM DEBT AND NOTES PAYABLE

Long-term debt consists of the following:

     Unsecured notes payable to the Chairman of the Board,
     bearing interest at 12%, accrued  monthly. All accrued
     interest is payable on July 5, 2003, thereafter monthly.
     In January 2003, the notes were amended such that all
     principal  and any  unpaid  interest  is due  and  payable
     in  July  2004.                                                  $2,377,500

     Unsecured  notes  payable to a Director  bearing  interest at 12%, payable monthly. Principal and any unpaid interest
     due in 2004.                                                        500,000


     Secured note payable bearing interest at 18%,  payable
     monthly.  Principal and any unpaid  interest due February 28,
     2003, at which time 50,000 shares of common stock will also be payable. The note is secured by certain assets of a member
     of the Board of Directors (see Note 12).                          1,050,000


     Unsecured  promissory  notes  bearing  interest  at 10%  and
     12%,  payable monthly.  Principal  payments due monthly,
     based on 20% to 40% of billings collected from specifically-
     designated customers referred from LowerMyBills.com,  Inc.
     ("LMB").  The majority of these notes do not have a maturity date.  The Company  believes that  virtually all of the
     principal will be repaid in approximately one year or less,
     based on forecasted billings to these customers.                  2,940,354

     Unsecured promissory notes bearing interest at 10%, payable monthly. Principal payments due monthly, based on 10% of
     billings collected from customer recently acquired from
     Touch America, Inc. These notes do not have a maturity date.
     The Company believes that principal will be repaid over a
     period of approximately 18 months from the date of issue,
     based on forecasted billings to these customers.                  3,035,000


                                  (Continued)

                       BUYERS UNITED, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------


      Other                                                             84,529
                                                                    -----------

                                                                     9,987,383

      Less current portion                                          (6,099,580)
                                                                    -----------

                                                                    $3,887,803
                                                                    ===========

Long-term debt maturities are as follows:

                  2003                             $6,099,580
                  2004                              3,887,803
                                                   ----------

                                                    9,987,383

                  Less current maturities           6,099,580
                                                   ----------

                                                   $3,887,803
                                                   ==========

In connection with some of the LMB-related unsecured promissory notes, two-year warrants to purchase 562,950 shares of common stock at $2.50 per share (later amended to $2.00 per share) have also been issued to the note holders during 2002 and 2001. Warrants for an additional 94,950 shares have also been issued to the sales agents. The estimated fair value of the warrants of $264,717, based on using the Black-Scholes pricing model, was allocated to the warrants and recorded as a discount to the carrying value of the notes. The Company paid approximately $232,000 in commissions to sales agents. The Company paid approximately $152,000 in commissions to sales agents in connection with the Touch America-related unsecured promissory notes. All these commission costs are also included in the discounts to the carrying value of the notes. The discount is being amortized to interest expense over the respective notes' estimated payment terms.

In June 2001, the Company entered into a joint sales agreement with Infotopia, Inc. ("Infotopia"), a direct response marketer. In connection with the agreement, Infotopia agreed to loan the Company $500,000. Subsequent to entering into the sales agreement, the two companies decided not to pursue further any joint activity. During 2001, Infotopia sold the loan obligation to Pali Investments, Inc. ("Pali"), an unrelated investment relations firm. In December 2001, the Company negotiated a settlement with Pali. Under the terms of the settlement, the Company paid $120,000 and issued 35,000 shares of common stock in exchange for canceling the outstanding obligation plus $25,921 in accrued


                                  (Continued)

                       BUYERS UNITED, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------

interest. The stock had a fair market value of $22,401. Accordingly, based on these amounts, the Company recorded a gain on the early extinguishments of the debt in the amount of $383,520 (see Note 11).

NOTE 6 - LEASES

In connection with the I-Link transaction, the Company agreed to sublease certain space occupied by I-Link, but subsequently negotiated a new lease arrangement for the space. The Company is leasing 14,339 square feet of space at 13751 S. Wadsworth Park Drive, Draper, Utah, at a monthly cost of $16,728. The new lease expires at the end of November 2004. In consideration for entering into this agreement, I-Link agreed to subsidize a total of $36,232 in lease payments, which represents the difference between the amount of the original sublease obligation of Buyers United and the monthly cost of the space under the new lease arrangement. In the event the asset purchase transaction between Buyers United and I-Link does not close, Buyers United has the right to terminate the lease arrangement without further liability to I-Link or the landlord.

The following is a schedule of future minimum payments under both leases as of December 31, 2002:

         2003                                      544,410
         2004                                      571,689
         2005                                      397,373
         2006                                      407,307
         Thereafter                                417,490
                                                   -------

         Total future minimum lease payments    $2,338,269
                                                ==========

Rent expense was approximately $348,300 and $517,600 for the years ended December 31, 2002 and 2001, respectively.

NOTE 7 - INCOME TAXES

The components of the Company's net deferred income tax assets and liabilities are as follows:

      Deferred income tax assets:
         Net operating loss carryforwards                      $5,690,000
         Reserves and accrued liabilities                         800,000
         Other                                                      1,000
                                                               ----------
            Total deferred income tax assets                    6,491,000
         Valuation allowance                                   (6,313,000)
                                                               -----------

            Net deferred income tax asset                         178,000


                                  (Continued)

                       BUYERS UNITED, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------

      Deferred income tax liabilities:
         Capitalized software costs                                     -
         Tax depreciation in excess of book depreciation         (178,000)
                                                               ----------

            Net deferred income tax liability                    (178,000)
                                                               ----------

            Net deferred income taxes                          $        -
                                                               ==========

As of December 31, 2002, the Company had net operating loss carryforwards for federal income tax reporting purposes of approximately $15,000,000. The tax net operating loss carryforwards will expire beginning in 2012.

Inasmuch as the Company's history includes accumulated net operating losses, it is uncertain as to whether the Company's deferred tax asset can be fully realized. Accordingly, a valuation allowance has been recorded to reduce the deferred income tax assets. The net change in the valuation allowance for deferred tax assets during the year ended December 31, 2002 was a decrease of $438,000. No benefit for income taxes has been recorded during the year ended December 31, 2001. During 2002 no income tax expense was recorded due the reduction of the valuation allowance.

NOTE 8 - CAPITAL TRANSACTIONS

Preferred Stock: The Board of Directors is authorized to classify any shares of the Company's authorized but unissued preferred stock in one or more series. With respect to each series, the Board of Directors is authorized to determine the number of shares that constitutes such series; the rate of dividend, if any, payable on shares of such series; whether the shares of such series shall be cumulative, non-cumulative, or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate; whether the shares of such series may be redeemed, and, if so, the price or prices at which and the terms and conditions on which shares of such series may be redeemed; the amount payable upon shares of such series in the event of the voluntary or involuntary dissolution, liquidation, or winding up of the affairs of the Company; the sinking fund provisions, if any, for the redemption of shares of such series; the voting rights, if any, of the shares of such series; the terms and conditions, if any, on which shares of such series may be converted into shares of capital stock of the Company of any other class or series; whether the shares of such series are to be preferred over shares of capital stock of the Company of any other class or series as to dividends or upon the voluntary or involuntary dissolution, liquidation, or termination of the affairs of the Company or otherwise; and any other characteristics, preferences, limitations, rights, privileges, immunities, or terms.

Series A 8% Cumulative Convertible Preferred Stock: During 1999, the Board of Directors authorized the issuance of 2,000,000 shares of Series A 8% Cumulative Convertible Preferred Stock ("Series A Preferred Stock") at an offering price of $2.00 per share. Gross proceeds of $4,000,000 were raised upon sale of the shares.


                                  (Continued)

                       BUYERS UNITED, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------

The Series A Preferred Stock is convertible to common stock at any time at the election of the holder and, under limited circumstances, at the election of the Company. The conversion rate is one for one, subject to adjustment in the event of a recapitalization, reorganization, or other corporate restructuring or in the event that the Company shall sell or otherwise issue securities at a price below $2.00 per share or the then adjusted conversion price. The Series A Preferred Stock can be redeemed at the Company's election at any time commencing January 1, 2005 at a redemption price of $2.00 per share plus all accrued dividends as of the redemption date. During each of 2002 and 2001, certain stockholders converted 5,000 Series A preferred shares, respectively, into common shares.

Series B 8% Cumulative Convertible Preferred Stock: In September 2000, the Board of Directors authorized the issuance of 1,234,500 shares of Series B 8% Cumulative Convertible Preferred Stock ("Series B Preferred Stock") and related warrants to purchase common shares at an offering price of $10.00 per unit. Each unit consists of one share of Series B Preferred Stock and five warrants to purchase one share of common stock at an exercise price of $2.50 per share. During 2000, various investors made loans to the Company and subsequently elected to exchange their promissory notes for units. In addition to the converted loans of $2,545,000, the Company raised $1,993,000 through the issuance of units through December 31, 2000 and $1,100,000 through the issuance of units in 2001.

In connection with the unit offering, the Company agreed to pay the Placement Agent a sales commission and expense allowance aggregating 13% of the gross proceeds from the sale of the Series B Preferred Stock, in addition to 10% of the gross proceeds of certain related bridge financing. The Company also incurred approximately $23,000 of direct expenses in connection with the offering. As additional consideration, the Company agreed to issue to the Placement Agent warrants to purchase 319,300 shares of the Company's common stock at an exercise price of $2.50 per share.

As part of the Series B Preferred Stock offering, the Company issued 2,269,000 warrants to purchase common stock at $2.50 per share. The Company allocated the net proceeds from the offering of $4,208,762 between the Series B Preferred Stock and the warrants based on estimated relative fair values. The Series B Preferred Stock was recorded at $2,432,476, and the warrants were recorded at $1,776,286. The estimated fair value of the warrants was determined using the Black-Scholes pricing model. The Series B Preferred Stock is convertible to common stock at any time at the election of the holder and, under limited circumstances, at the election of the Company. The conversion rate is five for one, subject to adjustment in the event of a recapitalization, reorganization, or other corporate restructuring or in the event that the Company shall sell or otherwise issue securities at a price below $2.00 per share or the then adjusted conversion price. During 2002, one of the stockholders converted 10,000 Series B preferred shares into common shares.

During the three months ended March 31, 2001, the Company issued an additional 110,000 shares of preferred stock and 550,000 warrants to purchase common stock. The Company allocated the net proceeds from the offering of $1,097,223 between the Series B Preferred Stock and the warrants based on estimated relative fair


                                  (Continued)

                       BUYERS UNITED, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------

values. Accordingly, the stock was recorded at $794,822, and the warrants were recorded at $302,401. In connection with these additional Series B shares, the intrinsic value of the beneficial conversion feature of $20,498 was reflected in the accompanying 2001 consolidated financial statements as a preferred stock dividend and as an increase to additional paid in capital. The Series B Preferred Stock Offering closed on April 13, 2001.

In May 2002 the Board of Directors approved a plan to modify the exercise price on certain Preferred Stock and promissory note-related warrants from $2.50 to $2.00 per share, extend the expiration date of certain warrants from December 31, 2002 to December 31, 2004, and amend the redemption provisions of certain warrants so that the warrants could be called for redemption when the market price for our common stock is $4.00 per share, rather than $6.00 per share.

Both Series A and B Preferred Stock can be redeemed at the Company's election at any time commencing January 1, 2005, at the applicable redemption price plus all accrued dividends as of the redemption date.

Cumulative dividends accrue on both Series A and B Preferred Stock at the rate of 8% per annum from the date of original issue and are payable semi-annually on June 30 and December 31 of each year out of funds legally available for the payment of dividends. Dividends are payable in cash or common stock at the election of the Company. If paid in common stock, the number of shares issued will be based on the average of the closing bid prices for the common stock over the five trading days immediately prior to the dividend payment date. If the Company fails to pay any dividend within 60 days of its due date, the conversion price (see below) is adjusted downward by $0.25 per share for each occurrence. During the years ended December 31, 2002 and 2001, the Company declared dividends aggregating $749,725 and $738,957, respectively, and to satisfy payment obligations, issued a total of 574,635 and 504,884 shares of common stock, respectively. As of December 31, 2002, the Company had accrued dividends payable in the amount of $377,688. In February 2003, the Company settled the dividend payable by issuing 199,951 shares of common stock.

The Series A and B Preferred Stock have no voting rights, except as required by the General Corporation Laws of Delaware that require class votes on certain corporate matters and matters affecting the rights of the holders of the Preferred Stock. The Preferred Stock is senior in right of payment in the event of liquidation and with respect to dividends to the common stock and all other subsequent preferred stock issuances that may be authorized. The Series A Preferred Stock has a liquidation preference of $2.00 per share and the Series B Preferred Stock has a liquidation preference of $10.00 per share.

Issuances of Common Stock: During January 2002 the Company issued 17,998 shares of common stock in connection with the issuance of $179,998 of promissory notes, at an aggregated fair market value of $18,798. During 2001, the Company issued


                                  (Continued)

                       BUYERS UNITED, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------

113,300 shares of common stock to four employees in payment of services rendered, at an aggregated fair market value of $77,100.

During February 2002 the Company issued 25,000 shares of stock to one of its directors for providing a credit guaranty with respect to business expansion activities. The Company also issued 35,500 shares of stock in 2001 for providing similar guarantees. The fair market values of the 2002 and 2001 share issuances were, respectively, $30,750 and $27,475.

In March 2001, the Company entered into three-year marketing contracts with one of its Series B Preferred stockholders. Under the terms of the contracts, 100,000 shares of common stock were issued with a fair market value of $125,000. This amount was recorded on the balance sheet as a deferred consulting fee and included in operating expenses on a straight-line basis over the life of the contracts. During 2001, $39,931 was recorded in promotion expenses as a result of this amortization. Consideration granted under the contracts' terms also included options to purchase up to 150,000 additional shares of common stock at $2.50 per share. These options vest gradually over the term of the contract. These options are accounted for as variable plan options since the issuance of these options was under the premise that the grantee will be providing current and future services for the Company. Accordingly, using the Black-Scholes option pricing model, $29,581 in consulting expense was recorded to reflect the vesting of these options through December 31, 2001. During 2002 an additional $48,060 of deferred consulting fees were amortized and included in promotion expenses, and another $95,615 in consulting expense was recorded to reflect the vesting of additional options. However, at the end of 2002 the Company and the stockholder agreed to cancel one of the marketing contracts and to rescind the as-yet unearned options. Accordingly, the Company included in promotion expenses an additional $25,174 of remaining unamortized deferred consulting fees, and recorded income of $125,197 to reflect the cancellation of the unearned options.

Warrants to Purchase Common Shares: As mentioned above, the Company issued warrants in connection with its Series B preferred stock offering and in connection with certain marketing contracts.

In connection with some of the LMB-related unsecured promissory notes, two-year warrants to purchase a total 562,950 shares of common stock at $2.50 per share have been issued to the note holders during the two years ended December 31, 2002. Warrants for an additional 97,950 shares have also been issued to the sales agents. The estimated fair value of the warrants of $264,717, based on using the Black-Scholes pricing model, was allocated to the warrants and recorded as a discount to the carrying value of the notes. The discount is being amortized to interest expense over the estimated term of the notes.

During 2001, the Company issued 10,000 warrants to purchase common shares at $2.50 per share to independent sales agents, which were valued at $9,236. In addition, the Company renegotiated and settled certain terms of an outside consulting contract entered into during 2000. Under the terms of the settlement, the Company modified the exercise price from $5.00 per share to $2.50 per share on 50,000 warrants outstanding and issued an additional 15,000 warrants with an


                                  (Continued)

                       BUYERS UNITED, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------

exercise price of $2.50 per share. In connection with the settlement the Company recognized $15,696 in expense.

All of the warrants were exercisable at December 31, 2002. The following tables summarize the warrant activity for 2002 and 2001:
                                                                 Weighted
                                                                  Average
                                                    Price        Exercise
                                  Warrants          Range          Price
                                 ----------     -------------    --------
   Balance at December 31, 2000  4,601,382      $1.25 - $5.13       $2.44
      Cancelled or expired        (268,000)     $2.00 - $5.00       $2.60
      Issued                     1,012,350          $2.50           $2.50
                                 ---------
   Balance at December 31, 2001  5,345,732      $1.25 - $5.13       $2.44
      Cancelled or expired        (250,000)     $2.50 - $2.85       $2.64
      Issued                       433,550      $2.00 - $2.50       $2.01
                                 ---------

   Balance at December 31, 2002  5,529,282      $1.25 - $2.95       $2.00
                                 =========

Long-Term Stock Incentive Plan: Effective March 11, 1999, the Company established the Buyers United International, Inc. Long-Term Stock Incentive Plan ("the Stock Plan"). The Stock Plan provides for a maximum of 1,200,000 shares of common stock of the Company to be awarded to participants and their beneficiaries. A Committee, as determined by the Board of Directors, determines and designates the eligible participants and awards to be granted under the Stock Plan. The Committee may grant incentive stock options; non-qualified options; stock appreciation rights ("SAR"); and on a limited basis, stock awards. The terms and exercise prices of options and SARs will be established by the Committee; except that the exercise prices cannot be less than 100 percent of the fair market value of a share of common stock on the date of grant. As of December 31, 2002, incentive stock options to purchase a total of 1,194,153 shares of common stock had been granted under this particular plan, and of that amount, options for 615,347 shares were still outstanding.

Stock Options: The Company's Board of Directors has from time to time authorized the grant of stock options to directors, officers, key employees, and consultants as compensation and in connection with obtaining financing. The following tables summarize the option activity for 2002 and 2001:


                                  (Continued)

                       BUYERS UNITED, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------

                                                                 Weighted
                                                                  Average
                                                    Price        Exercise
                                   Options          Range          Price
                                 ----------     -------------    --------
   Balance at December 31, 2000  3,053,019      $2.00 - $9.00       $2.66
      Granted                      562,501      $2.50 - $3.50       $2.50
      Cancelled or expired        (796,935)     $2.00 - $5.00       $2.41
                                 ---------
   Balance at December 31, 2001  2,818,585      $2.00 - $9.00       $2.69
      Granted                      902,913      $2.00 - $2.50       $2.31
      Cancelled or expired        (128,777)     $2.00 - $9.00       $3.11
                                 ---------

   Balance at December 31, 2002  3,592,721      $2.00 - $5.39       $2.58
                                 =========

A summary of the options outstanding and options exercisable at December 31, 2002 is as follows:
                                                                Options
                    Options Outstanding                       Exercisable
   --------------------------------------------------- -----------------------
                                    Average   Weighted   Options      Weighted
     Range of                      Remaining  Average  Exercisable at  Average
     Exercise        Options      Contractual Exercise December 31,   Exercise
      Prices       Outstanding       Life       Price      2002        Price
   -------------   -----------    ----------- -------- -------------- --------
   $2.00 - $3.99     3,352,620     3.2 years  $  2.41    2,896,620    $  2.41
   $4.00 - $5.39       240,101     2.8 years     5.05      240,101       5.05
                    ----------                          ----------

                     3,592,721     3.2 years  $  2.58    3,136,721    $  2.61
                    ==========                          ==========

NOTE 9 - RELATED PARTY TRANSACTIONS

During 2002 and 2001, certain board members and stockholders performed various services to the Company. These services included, but were not limited to, consulting, marketing and capital and debt raising activities. The Company incurred $109,259 and $167,000 in fees associated with these services for the years ended December 31, 2002 and 2001, respectively. Amounts outstanding related to these services were $14,300 and $31,300 at December 31, 2002, and 2001, respectively.

NOTE 10 - MAJOR SUPPLIERS

Approximately 97% and 84% of the Company's cost of revenue for the years ended December 31, 2002 and 2001, respectively, was generated from three telecommunication providers. As of December 31, 2002, the Company owed $2,748,426 to these providers. The Company has entered into contractual agreements with these vendors. During 2002 two of these providers had filed for


                                  (Continued)

                       BUYERS UNITED, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------

bankruptcy protection under Chapter 11, and the other provider is currently being scrutinized by the Securities and Exchange Commission over certain accounting matters. Although the Company had not experienced a disruption of service and feels it could replace any one of these sources with other wholesale telecommunication service providers, the effect on the Company's operations of potentially losing any one or all three of these service providers is unknown.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

On June 14, 2001, a lawsuit was filed against Buyers United by Profitec, Inc., in New Haven, Connecticut. Profitec asserted that it agreed to perform certain billing services in 1999 for the Company's telecommunication customers and that the Company agreed to pay Profitec for such services. Profitec further claimed that Buyers United breached the contract by terminating the contract and failing to pay fees allocable under a "liquidated damage" provision for early termination. Profitec claimed damages in excess of $140,000, based upon the contract's liquidated damage provisions. The Company filed a general denial answer and asserted affirmative defenses, including breach of contract, failure of consideration, and other issues. It also filed a counter claim seeking damages for Profitec's breach of the contract. In November 2001, Profitec answered and denied the counter-claim. An out-of-court settlement was reached on October 17, 2002 in which the Company agreed to pay $17,500.

In June 2001, Buyers United entered into a joint sales agreement with Infotopia, Inc., a direct response marketer. In connection with the agreement, Infotopia loaned $500,000 to Buyers United. Subsequent to entering into the sales agreement, the two companies decided not to pursue further any joint activity. In December 2001, Buyers United negotiated a settlement of the $500,000 loan in which Buyers United paid $120,000 and issued 35,000 shares of common stock in exchange for canceling the outstanding obligation plus $25,921 in accrued interest. The stock had a fair market value of $22,401. Accordingly, based on these amounts, the Company recorded a gain on the early extinguishments of the debt in the amount of $383,520. However, unbeknownst to Buyers United, during 2001 Infotopia allegedly entered into a General Security Agreement with Sea Spray Holdings, Ltd., which purportedly included the loan obligation. By letter dated November 22, 2002, Sea Spray asserted that it had a perfected security interest in the obligation and demanded payment as successor-in-interest to Infotopia. The Company responded that Sea Spray did not have a perfected security interest since it did not take possession of the note evidencing the obligation, and that the obligation was fully discharged under applicable provisions of the Uniform Commercial Code. On February 21, 2003 Buyers United filed with the American Arbitration Association a Demand for Arbitration and Statement of Claim in order to resolve the dispute. On March 11, 2003 Sea Spray filed an action against Buyers United in the Supreme Court for the State of New York, County of New York, case number 104468/03, seeking to enforce its security interest in the Infotopia note obligation through collection of the Note, and obtained an order to show cause why the arbitration proceeding we instigated should not be stayed in favor of resolving the dispute in the state court proceeding. Before the stay issue was heard by the state court, Buyers United removed the entire action to the Federal District Court, Southern District of


                                  (Continued)

                       BUYERS UNITED, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------

New York, and it intends to file a motion to dismiss the action in favor of proceeding with arbitration in Utah. The Company intends to defend this claim vigorously, but cannot predict at this time how the dispute will eventually resolve.

On March 20, 2002, a shareholder filed a civil lawsuit in Salt Lake County alleging that in mid-2000 Buyers United had offered to sell him 150,000 shares in the corporation for $300,000, and that it represented it had received certain funds for promotion. The shareholder alleged that no such funds were available, that consequently the value of his shares were reduced, and that he was seeking rescission of the stock purchase. The Company filed an answer to the complaint denying the allegations and raising various affirmative defenses. The shareholder was then to initiate dates for discovery and other procedures, but so far has failed to do so and has not otherwise made certain mandatory disclosures under Utah law. Buyers United categorically denies the shareholder's allegations, denies making misrepresentations of any kind, and asserts the shareholder's claims are baseless. Furthermore, it believes that regardless of any such alleged claims, the shareholder has suffered no actual damages, and intends to vigorously defend the case in the event the shareholder resumes the discovery process.

Buyers United is the subject of certain other legal matters, which it considers incidental to its business activities. It is the opinion of management, after discussion with legal counsel, that the ultimate disposition of these other matters will not have a material impact on the financial position, liquidity or results of operations of Buyers United.

NOTE 12 - SUBSEQUENT EVENTS

In January and February 2003, the Company received $500,000 from the issuance of promissory notes payable, $400,000 of which came from three Directors of the Company. The unsecured notes bear interest at 12% and are due in 2004 through early 2005.

On February 28, 2003, the Company retired its $1,050,000 note payable by paying $250,000 in cash, issuing a new promissory note for $800,000, and issuing 50,000 shares of common stock in connection with the original agreement. The new note is unsecured and bears interest at 10%, payable monthly. Principal payments are to be made in a manner similar to the Company's other promissory notes related to customers referred to the Company by LowerMyBills, Inc. In this case, monthly principal payments will equal 20% of specifically-designated customers' billings collected during the preceding calendar month.

On January 15, 2003, the Company issued 15,000 shares of stock to one of its directors for providing a credit guaranty to one of its wholesale telecommunication service providers. The fair market value of the stock was $36,300.


                                  (Continued)

                       BUYERS UNITED, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2002 and 2001

--------------------------------------------------------------------------------

NOTE 13 - GAIN ON EXTINGUISHMENT OF DEBT

Subsequent to the issue of the December 31, 2002 financial statements, on January 1, 2003, the Company adopted SFAS No. 145, which rescinded SFAS No. 4, Reporting Gains on Losses from Extinguishment of Debt. As a result of this adoption, and as required by SFAS No. 145, the Company restated the December 31, 2001 statement of operations to reclassify the settlement gain in the amount of $383,520 from extraordinary item to other income.

           TABLE OF CONTENTS

Prospectus Summary                     2
Risk Factors                           3
Information About Buyers United        7
Use of Proceeds                        8            BUYERS UNITED, INC.
Market for Common Stock                8
Dividend Policy                        8          8,779,333 Common Shares
Capitalization                         9             $0.0001 Par Value
Management's  Discussion and Analysis
 of Operating Results and Financial
 Condition                             9
Business                              14          -----------------------
Legal Proceedings                     23             REOFFER PROSPECTUS
Management                            24          -----------------------
Compensation                          25
Principal Stockholders                28
Certain Relationships and Related
 Transactions                         30
Description of Capital Stock          32
Plan of Distribution                  36
Selling Security Holders              37
Legal Matters                         39
Experts                               39
Additional Information                39
Index to Financial Statements         41

No person has been authorized to give
any information or to make any
representations other than those
contained in this prospectus and, if
given or made, such information or
representations must not be relied
upon as having been authorized by us.
This prospectus does not constitute
an offer to sell or a solicitation of
an offer to buy any of the securities
offered to whom it is unlawful to make
such offer in any jurisdiction.
Neither the delivery of this prospectus           ___________________ 2003
nor any sale made shall, under any
circumstances, create any implication
that information contained in this
prospectus is correct as of any time
subsequent to the date of this
prospectus or that there has been no
change in the affairs of Buyers United
since such date.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Buyers United's Charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Delaware General Corporation Law (the "DGCL"), no director or officer of Buyers United shall have any liability to Buyers United or its stockholders for monetary damages. The DGCL provides that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Buyers United's Charter and Bylaws provide that Buyers United [shall] indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the DGCL and that Buyers United shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

     The Charter and Bylaws provide that Buyers United will indemnify its directors and officers and may indemnify employees or agents of Buyers United to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with Buyers United. However, nothing in the Charter or Bylaws of Buyers United protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the DGCL provides that he shall be indemnified against reasonable expenses incurred in connection therewith.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with this registration statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and NASD.

Securities and Exchange Commission Filing Fee       $       1,815
NASD Filing Fee                                             2,740
Printing Fees and Expenses                                 25,000
Legal Fees and Expenses                                   100,000
Accounting Fees and Expenses                               80,000
Blue Sky Fees and Expenses                                 50,000
Trustee's and Registrar's Fees                                -0-
Miscellaneous                                              50,445
TOTAL                                               $     310,000

                                       I

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     In September 2000, Buyers United issued promissory notes in the principal amount of $1,200,000 and 600,000 common stock purchase warrants to 28 accredited investors in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D. Based on information provided by the investors, Buyers United believes each investor is an accredited investor and each investor had access to information that would enable it to make an informed decision regarding an investment in Buyers United. The promissory notes were subsequently exchanged for Series B Convertible Preferred Stock of Buyers United. The common stock purchase warrants issued to the promissory note investors are exercisable through December 31, 2005 at an exercise price of $2.50 per share. First Level Capital, Inc., the sales agent for the offering, received a commission of $120,000, a non-accountable expense allowance of $36,000, and a warrant to purchase 120,000 shares of Buyers United's common stock at an exercise price of $2.50 per share.

     In September 2000, Buyers United entered into a unit sales agreement with First Level Capital, Inc., a stock brokerage firm, providing for the sale of up to 1,234,500 units, each unit consisting of one share of Series B Convertible Preferred Stock and five common stock purchase warrants at an offering price of $10.00 per unit or a total of $12,345,000. Loans in the amount of $2,545,000 were exchanged in the offering for 254,500 units. An additional 309,930 units were sold for cash of $3,099,300 from October 2000 through February 2001. The units were sold to 69 accredited investors (as defined in Rule 501 of Regulation
D) in reliance on Rule 506 of Regulation D. Each share of Series B preferred stock is convertible to five shares of common stock, subject to adjustment under certain circumstances. Each warrant included in the units entitles the holder to purchase one share of common stock at an exercise price of $2.50 per share and expire in December 2002. As commissions and expenses for placement of the loans exchanged and the units, First Level Capital received cash payments of $476,840 and warrants to purchase 351,800 shares of common stock on terms identical to the warrants except that the term was for five years instead of two. The terms of the warrants were subsequently amended to extend the exercise period to December 2004, and to reduce the exercise price to $2.00 per share.

     On March 12, 2001, Buyers United entered into three-year marketing contracts with Karl and Kay Malone. Under the terms of the contracts, 100,000 shares of common stock were issued to them. The value of the shares was recorded at that day's market trading price of $1.25, or $125,000. The shares were issued in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933. Based on information provided by the Malones, Buyers United believes them to be accredited investors and they had access to information that would enable them to make an informed decision regarding an investment in Buyers United.

     During the last half of 2001, preferred stock dividends amounted to $378,316, consisting of $150,942 on outstanding shares of Series A Preferred Stock, and $227,374 on outstanding shares of Series B Preferred Stock. These dividends were paid through the issuance of 374,534 shares of common stock to the holders of the preferred stock in February 2002.

     On January 15, 2002, Paul Jarman, G. Douglas Smith, and Kenneth D. Krogue made unsecured loans to Buyers United in the total principal amount of $79,998, due July 15, 2003 and bearing interest at the rate of 12 percent per annum. In consideration for making the loans, Buyers United agreed to issue a total of 7,998 shares to these individuals valued at $8,798 based on the market price on the date of issuance. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

                                       II

     From January 2001 through February 2003, Theodore Stern, an officer and director, made a number of loans to Buyers United and provided his personal guarantee on four separate obligations of Buyers United. We issued shares of common stock to Mr. Stern in consideration for providing the financing and credit enhancements. See the discussion in the prospectus above under the caption "Certain Relationships and Related Transactions" for a description of these transactions. As a result of the transactions, Mr. Stern holds notes from Buyers United in the principal amount of $2,908,349 and received a total of 515,500 shares of common stock valued, on the basis of market price, at $474,349. The shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

     During October and November 2001, Buyers United sold promissory notes in the total principal amount of $825,000 to 10 accredited investors in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933. Based on information provided by the investors, Buyers United believes each investor is an accredited investor and each investor had access to information that would enable it to make an informed decision regarding an investment in Buyers United. The funds were obtained to fund acquisition of new customer referrals from an unaffiliated comparison-shopping service and for working capital. In addition, each note holder received a two-year warrant to purchase shares of common stock at an exercise price of $2.50 per share. The amount of warrants issued equaled 26% of the note proceeds. vFinance Investments, Inc., acted as agent for the Company in the placement of the notes, and was paid commissions equaling 5% of the loan proceeds and two-year common stock purchase warrants equaling 3% of the loan proceeds.

     In February 2002, Buyers United sold promissory notes in the total principal amount of $350,000 to two accredited investors in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of regulation D. Based on information provided by the investors, Buyers United believes each investor is an accredited investor and each investor had access to information that would enable it to make an informed decision regarding an investment in Buyers United. The funds were obtained to fund for working capital. In addition, each note holder received a two-year warrant to purchase shares of common stock at an exercise price of $2.50 per share. The amount of warrants issued equaled 19% of the note proceeds. vFinance Investments, Inc., acted as agent for the Company in the placement of the notes, and was paid commissions equaling 3.6% of the loan proceeds and two-year common stock purchase warrants equaling 2% of the loan proceeds.

     During April and May 2002, Buyers United sold promissory notes in the total principal amount of $1,915,000 to 19 accredited investors in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of regulation D. Based on information provided by the investors, Buyers United believes each investor is an accredited investor and each investor had access to information that would enable it to make an informed decision regarding an investment in Buyers United. The funds were obtained to fund acquisition of new customer referrals from an unaffiliated comparison-shopping service and for working capital. In addition, each note holder received a two-year warrant to purchase shares of common stock at an exercise price of $2.50 per share. The amount of warrants issued equaled 10% of the note proceeds. vFinance Investments, Inc., acted as agent for the Company in the placement of the notes, and was paid commissions equaling 5% of the loan proceeds, an additional 2% of revenues collected monthly from the new customers, and two-year common stock purchase warrants equaling 3% of the loan proceeds.

     During the first half of 2002, preferred stock dividends amounted to $372,037, consisting of $148,370 on outstanding shares of Series A Preferred Stock, and $223,667 on outstanding shares of Series B Preferred Stock. These dividends were paid through the issuance of 200,101 shares of common stock to the holders of the preferred stock in August 2002.

                                      III

     In December 2002, Buyers United issued an unsecured promissory note for $250,000 to an investor for the purpose of continuing to fund referral fees paid to an unrelated Internet marketing company. The note bears interest at 12%, payable monthly. vFinance Investments, Inc. acted as agent for us in the placement of the note and was paid commissions of five percent of the loan proceeds, plus 7,500 warrants to purchase one share of common stock. The investor is a previous investor in the debt and equity securities of Buyers United and Buyers United believes the investor to be accredited within the meaning of Rule 501 of Regulation D, so the note was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

     In December of 2002 Buyers United sold promissory notes in the total principal amount of $3,187,500 to 36 accredited investors in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of regulation D. Based on information provided by the investors, Buyers United believes each investor is an accredited investor and each investor had access to information that would enable it to make an informed decision regarding an investment in Buyers United. The funds were obtained to fund acquisition of new customer accounts from Touch America and for working capital. vFinance Investments, Inc., acted as agent for the Company in the placement of the notes, and was paid commissions equaling 5% of the loan proceeds and an additional 1.8% of revenues collected monthly from the new customers.

     In February 2003 Buyers United retired a note payable to George Brimhall in the principal amount of $1,050,000 by paying to Mr. Brimhall $250,000 in cash, issuing to him a new promissory note in the principal amount of $800,000, and issuing to him 50,000 shares of common stock. The new note for $800,000 is unsecured and bears interest at the rate of 10% per annum payable monthly. Principal is also payable monthly based on 20% of billings collected during each monthly billing period from designated customers. The investor is a previous investor in the debt and equity securities of Buyers United and Buyers United believes the investor to be accredited within the meaning of Rule 501 of Regulation D, so the note was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

     During the last half of 2002, preferred stock dividends amounted to $377,688, consisting of $150,797 on outstanding shares of Series A Preferred Stock, and $226,891 on outstanding shares of Series B Preferred Stock. These dividends were paid through the issuance of 199,951 shares of common stock to the holders of the preferred stock in February 2003.

     In June of 2003 Buyers United sold promissory notes in the total principal amount of $1,400,000 to 23 accredited investors in reliance on the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of regulation D. Based on information provided by the investors, Buyers United believes each investor is an accredited investor and each investor had access to information that would enable it to make an informed decision regarding an investment in Buyers United. The funds were obtained to fund acquisition of new customer accounts from Touch America and for working capital. vFinance Investments, Inc., acted as agent for the Company in the placement of the notes, and was paid commissions equaling 5% of the loan proceeds and an additional 1.5% of revenues collected monthly from the new customers.

     During the first half of 2003, preferred stock dividends amounted to $397,088, consisting of $147,973 on outstanding shares of Series A Preferred Stock, and $249,115 on outstanding shares of Series B Preferred Stock. These dividends were paid through the issuance of 227,145 shares of common stock to the holders of the preferred stock in August 2003.

                                       IV

     In May and June 2003, Buyers United issued an promissory notes in the aggregate amount of $500,000 to three investors for the purpose of acquiring certain equipment. The note bears interest at 12%, payable monthly and are secured by the equipment acquired. The promissory notes are convertible to common stock of Buyers United at the rate of $2.00 of principal per share. vFinance Investments, Inc. was paid commissions of $15,000 on the placement of $300,000 of the notes, and U.S. Capital Partners, Inc. was paid commissions of $10,000 on the placement of $200,000 of the notes. The investors are previous investors in the debt and equity securities of Buyers United and Buyers United believes the investors to be accredited within the meaning of Rule 501 of Regulation D, so the notes was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

ITEM 27.  EXHIBITS.

     The following documents are included as exhibits to this registration statement.

   Exhibit    Title of Document                                     Location
     No.

     3.1      Certificate of Incorporation                              *

     3.2      Certificate of Designation of Preferred Stock             *

     3.3      Series B Preferred Stock Designation                     **

     3.4      By-Laws                                                   *

     4.1      Form of Registration Rights Agreement                    **

     4.2      Form of Warrant issued to bridge lenders in 2000         **

     4.3      Form  of  Warrant  issued  as part  of  units  with      **
              Series B Preferred Stock

     4.4      Form  of  Warrant  issued  to  Note  Purchasers  in      E-1
              Oct/Nov 2001

     4.5      Form  of  Warrant  issued  to  Note  Purchasers  in      E-5
              Apr/May 2002

     4.6      Form of Stock Option  Agreement  used prior to June      E-9
              1999

     4.7      Form of Stock Option Agreement used after June 1999     E-13

     4.8      Promissory  Note issued to Ina Fabbri dated May 28,     E-23
              2003

     4.9      Promissory  Note  issued to Rosalind  Markel  dated     E-28
              June 10, 2003

    4.10      Form of Warrant  issued to vFinance  Investments as     E-33
              compensation for private placements in 2002, as assigned to its affiliates and employees

    4.11      Form of  Convertible  Notes issued to Edward Dallin     E-37
              Bagley on November 1 and December 1, 2002

                                       V

    4.12      Form of  Convertible  Notes issued to Edward Dallin     E-40
              Bagley,  E. Bryan Bagley, and Theodore Stern on
              December 20, 2002 and January 1, 2003

    4.13      Form of Convertible Notes issued to Theodore Stern      E-44
              in December 20, 2001 and January 2002

    4.14      Warrant  Issued  to Wall  Street  Group,  Inc.,  as     E-48
              amended

     5.1      Opinion on Legality                               See Exhibit 23.1

    10.1      Asset  Purchase  Agreement  dated December 6, 2002,      ***
              with I-Link Communications,  Inc.  and  I-Link
              Incorporated, without exhibits

    10.2      Asset  Purchase  Agreement  dated December 20, 2002      ***
              with Touch America, Inc., without exhibits

    10.3      Amendment  No. 1 to the  Asset  Purchase  Agreement     ****
              dated December 20, 2002 that was made June 6, 2003 by Buyers United and Touch America

    10.4      Promissory   Note   issued  to  Mulkey  II  Limited     E-53
              Partnership dated May 19, 2003

    23.1      Opinion and Consent of Cohne, Rappaport & Segal, PC     E-56

    23.2      Consent of Crowe, Chizek and Company LLP                E-58

    24.1      Power of Attorney                                       E-59
--------------------------

* These exhibits are incorporated herein by this reference to the Registration Statement on Form 10-SB filed by Buyers United with the Securities and Exchange Commission on August 3, 1999.

** These exhibits are incorporated herein by this reference to the annual report on Form 10-KSB for the year ended December 31, 2000 filed April 10, 2001.

*** These exhibits are incorporated herein by this reference to the annual report on Form 10-KSB for the year ended December 31, 2002 filed April 14, 2003.

**** This exhibit is incorporated herein by this reference to the quarterly report on Form 10-QSB for the quarter ended June 30, 2003 filed August 14, 2003.

ITEM 28.  UNDERTAKINGS

A. The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                                       VI

          (i) Include any prospectus required by Section 10 (a) (3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement, and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information with respect to the plan of distribution.

     2. That for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issuer.

                                      VII

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Bluffdale, Utah, on September 5, 2003.

                                 BUYERS UNITED, INC.


                                 By /s/ Theodore Stern, Chief Executive Officer


                                 By /s/ David R. Grow, Chief Financial Officer
                                    (Principal Financial Officer)


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.


/s/ Theodore Stern, Director             Date: September 5, 2003


/s/ Gary Smith, Director                 Date: September 5, 2003


/s/ Edward Dallin Bagley, Director       Date: September 5, 2003


/s/ Steve Barnett, Director              Date: September 5, 2003


                                      VIII